Exhibit 2.4

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Atlas Energy Tennessee, LLC, Atlas Pipeline Tennessee, LLC, Atlas Noble, LLC, Viking Resources, LLC, Resource Energy, LLC, Atlas Resources, LLC, REI-NY, LLC, Resource Well Services, LLC, Atlas Energy Ohio, LLC and, solely with respect to Section 7.16, Section 7.17, Article 11, Article 20 and Article 18 (to the extent related to employee or ERISA-related matters), Atlas Energy Group, LLC (collectively, “Sellers”)

and

Diversified Energy LLC (“Buyer”)

May 4, 2017

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS		18
2.1	Sale and Purchase of Properties	18
2.2	Excluded Assets	20
2.3	Assumed Liabilities and Sellers’ Retained Liabilities	21

ARTICLE 3 PURCHASE PRICE		22
3.1	Purchase Price; Deposit	22
3.2	Increases in Purchase Price	22
3.3	Decreases in Purchase Price	23

ARTICLE 4 TITLE MATTERS		24
4.1	Review of Title Records	24
4.2	Title Defect Notice	24
4.3	Sellers’ Right to Cure Title Defects	24
4.4	Remedies for Title Defects	25
4.5	Exclusive Remedy	25
4.6	Calculation of Title Defect Value	26
4.7	Title Defect Dispute Resolution	27
4.8	Possible Upward Adjustment	28
4.9	Delayed Closing	28

ARTICLE 5 PREFERENTIAL RIGHTS AND CONSENTS		29
5.1	Preferential Rights to Purchase	29
5.2	Transfer Requirements other than Preferential Rights to Purchase	29
5.3	Delayed Closing	30

ARTICLE 6 ENVIRONMENTAL MATTERS		30
6.1	Environmental Assessment	30
6.2	Notice of Environmental Condition	31
6.3	Sellers’ Right to Cure Environmental Conditions	31
6.4	Remedies for Environmental Conditions	32
6.5	Exclusive Remedy	33
6.6	Environmental Condition Dispute Resolution	33
6.7	Delayed Closing	34
6.8	Presence of Wastes, NORM, Hazardous Substances and Asbestos	34

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLERS		35
7.1	Organization	35
7.2	Authority	35
7.3	Enforceability	35
7.4	No Conflict	35
7.5	Transfer Requirements	36
7.6	Compliance with Laws	36
7.7	Certain Environmental Notices and Obligations	36

i

7.8	Litigation and Claims	37
7.9	Material Contracts	37
7.10	Governmental Permits	38
7.11	Payment of Royalties; Suspense Funds	39
7.12	Imbalances	39
7.13	Non-Consent Operations	39
7.14	Current Commitments	39
7.15	Taxes	39
7.16	ERISA	40
7.17	Labor Matters	40
7.18	Finder’s Fees	41
7.19	Operation of the Properties	41
7.20	Title to Facilities	41
7.21	Guarantees	41
7.22	Wells	41
7.23	Casualty Loss	41
7.24	No Liens	41
7.25	Lease Status	41
7.26	Bankruptcy	41
7.27	[Intentionally Omitted.]	42
7.28	Drilling Partnerships	42

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF BUYER		45
8.1	Organization	45
8.2	Authority	45
8.3	Enforceability	45
8.4	No Conflicts	45
8.5	No Further Distribution	46
8.6	Finder’s Fees	46
8.7	Independent Evaluation	46

ARTICLE 9 COVENANTS OF THE PARTIES		46
9.1	Access	46
9.2	Conduct of Business Pending Closing	46
9.3	Consents and Approvals	48
9.4	Confidentiality	49
9.5	Public Announcements	49
9.6	Affiliate Contracts	49
9.7	Calculation of Inventory Hydrocarbons	49
9.8	Satisfaction of Conditions	49
9.9	Successor Operator	49
9.10	Replacement of Bonds	50
9.11	Amendment of Schedules	50
9.12	Cooperation	51
9.13	Reorganization	51

ARTICLE 10 CASUALTY LOSS		51
10.1	Notice of Casualty Loss Prior to Closing	51
10.2	Casualty Loss	52

ARTICLE 11 PERSONNEL		52
11.1	Available and Transferring Employees	52
11.2	Buyer’s Employee Benefit Plans	53
11.3	WARN Act	54
11.4	No Third Party Rights	54
11.5	Non-Solicitation	54
11.6	Severance	54

ARTICLE 12 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS		55
12.1	Representations and Warranties	55
12.2	Covenants	55
12.3	No Litigation, Orders or Laws	55
12.4	Right to Terminate	55
12.5	Closing Deliverables	55

ARTICLE 13 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		55
13.1	Representations and Warranties	55
13.2	Covenants	56
13.3	No Litigation, Orders or Laws	56
13.4	Right to Terminate	56
13.5	Approvals	56
13.6	Closing Deliverables	56

ARTICLE 14 CLOSING		56
14.1	The Closing	56
14.2	Closing Deliveries	56

ARTICLE 15 TERMINATION AND REMEDIES		59
15.1	Termination	59
15.2	Notice of Termination	60
15.3	Effect of Termination	60

ARTICLE 16 ACCOUNTING MATTERS		60
16.1	Preliminary Settlement Statement	60
16.2	Final Settlement Statement	61
16.3	Post-Closing Revenues	62
16.4	Post-Closing Expenses	62
16.5	Audits	62

ARTICLE 17 CERTAIN POST-CLOSING COVENANTS		63
17.1	Further Assurances	63
17.2	Delivery of Records by Sellers	63
17.3	Use of Sellers’ Name	63
17.4	Suspense Funds	64

17.5	Imbalances	64
17.6	Financial Information	64
17.7	Uniontown Purchase	64

ARTICLE 18 INDEMNIFICATION		65
18.1	Sellers’ Indemnity	65
18.2	Limitations on Sellers’ Indemnity	66
18.3	Survival of Sellers’ Representations and Warranties	67
18.4	Buyer’s Indemnity	67
18.5	Limitations of Warranties	67
18.6	Notice of Claims	68
18.7	Defense of Claims	68
18.8	Scope of Remedies	69
18.9	Extent of Indemnification	69
18.10	Tax Treatment of Indemnification Payments	69

ARTICLE 19 TAXATION		70
19.1	Responsible Party	70
19.2	Transfer Taxes	70
19.3	Allocation of Values	70
19.4	Tax Contests	71

ARTICLE 20 MISCELLANEOUS		71
20.1	Notice	71
20.2	Governing Law	72
20.3	Assignment	72
20.4	Entire Agreement	73
20.5	Amendment; Waiver	73
20.6	Severability	73
20.7	Construction	73
20.8	Headings	74
20.9	Counterparts	74
20.10	Expenses and Fees	74
20.11	Limitation on Damages	74
20.12	Third Party Beneficiaries	74
20.13	Survival of Certain Obligations	75
20.14	Bulk Transfer Laws	75
20.15	Schedules	75
20.16	Conspicuousness	75
20.17	Sellers’ Representative	75

EXHIBITS AND SCHEDULES:

Exhibit A-1	Leases, Royalty Interests and Fee Interests
Exhibit A-2	Wells and Units; Working Interest/Net Revenue Interest
Exhibit A-3	Surface Interests
Exhibit A-4	Facilities
Exhibit B	Allocated Values
Exhibit C	Form of Conveyance
Exhibit D	Form of Non-foreign Affidavit
Exhibit E	Transition Services Agreement
Exhibit F	Reorganization Wells Warranty
Exhibit G	Equity Interest Assignment
Exhibit H	Form of Uniontown Conveyance

Schedule 1	Individuals with “Knowledge”
Schedule 1.1	Reorganization Wells
Schedule 2.2.8	Excluded Assets
Schedule 2.3.2(iv)	Sellers’ Retained Liabilities
Schedule 7.5	Consents and Preferential Rights
Schedule 7.7	Environmental Matters
Schedule 7.7.3	Environmental Permits
Schedule 7.8	Litigation
Schedule 7.9	Material Contracts
Schedule 7.10	Permits
Schedule 7.11	Suspense Funds
Schedule 7.12	Imbalances
Schedule 7.14	Current Commitments
Schedule 7.16	ERISA Plans
Schedule 7.21	Guarantees
Schedule 7.22	Plugging and Abandonment Obligations
Schedule 7.28	Reorganization
Schedule 9.6	Affiliate Contracts
Schedule 9.7	Calculation of Inventory Hydrocarbons
Schedule 11.1.1	Available Employees

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on May 4, 2017, by and among Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, Atlas Pipeline Tennessee, LLC, a Pennsylvania limited liability company, Atlas Noble, LLC, a Delaware limited liability company, Viking Resources, LLC, a Pennsylvania limited liability company, Resource Energy, LLC, a Delaware limited liability company, Atlas Resources, LLC, a Pennsylvania limited liability company, REI-NY, LLC, a Delaware limited liability company, Resource Well Services, LLC, a Delaware limited liability company, Atlas Energy Ohio, LLC, an Ohio limited liability company and, solely with respect to Section 7.16, Section 7.17, Article 11, Article 20 and Article 18 (to the extent related to employee or ERISA-related matters), Atlas Energy Group, LLC, a Delaware limited liability company (each a “Seller” and collectively “Sellers”) and Diversified Energy LLC, an Alabama limited liability company (“Buyer”).

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Properties (as defined below) on the terms and conditions set forth herein;

NOW, THEREFORE, based on and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms have the following meanings (other defined terms may be found elsewhere in this Agreement):

“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person in question. For purposes of this Agreement, prior to the Reorganization the Existing Partnerships are Affiliates of Sellers.

“Aggregate Deductible Amount” means $3,000,000.

“Agreement” is defined in the preamble.

“Allocated Value” means, with respect to any Property, the value allocated to the applicable Seller’s interest (or with respect to the Reorganization Wells, the applicable Seller’s indirect interest) in such Property as set forth on Exhibit B.

“Assignment Premiums” is defined in Section 9.3.4.

“Assumed Liabilities” is defined in Section 2.3.1.

“Atlas Noble” is defined in Section 17.7.1.

“Available Employees” is defined in Section 11.1.1.

“Bankruptcy Case” is defined in Section 7.26(ii).

“Bankruptcy Court” is defined in Section 7.26(ii).

“BIA” means the U.S. Bureau of Indian Affairs.

“BLM” means the U.S. Bureau of Land Management.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer 401(k) Plan” is defined in Section 11.2.2.

“Buyer Group” means Buyer, its Affiliates and its and their respective employees, officers, directors, agents, consultants and representatives.

“Buyer Plan” or “Buyer Plans” is defined in Section 11.2.1.

“Casualty Loss” is defined in Section 10.1.

“Claim” means any and all actual out-of-pocket losses, damages, Liabilities, claims, demands, suits, causes of action, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of litigation, arbitration and settlements), whether known or unknown.

“Claim Notice” is defined in Section 18.6.

“Closing” is defined in Section 14.1.

“Closing Date” is defined in Section 14.1.

“Closing Purchase Price” means the Purchase Price determined in accordance with Article 3 and Section 16.1.

“Code” means Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Commercially Reasonable Efforts” means, as to a Person, the commercially reasonable efforts of such Person without the obligation to pursue any litigation or other proceedings or to pay or incur any material monetary payments; provided however, that the foregoing shall not require or cause any Party to (i) waive any right it may have under the provisions of this Agreement, (ii) grant any material accommodations or (iii) take or cause to be taken, or to do or cause to be done, anything contemplated by this Agreement to be taken or done or caused to be taken or done by the other Party.

“Confidentiality Agreement” is defined in Section 20.4.

“Contracts” is defined in Section 2.1.8.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” is defined in Section 14.2.1.

“Cure Period” is defined in Section 4.4.2.

“Defect Notification Deadline” is defined in Section 4.2.

“Deposit” is defined in Section 3.1.

“Dollars” means U.S. dollars.

“Drilling Partnership Agreement” means the partnership agreement or other governing documents of the Drilling Partnerships.

“Drilling Partnerships” means: (i) if prior to the Reorganization, the Existing Partnerships, and (ii) if after the Reorganization, (A) with respect to the Private Partnerships, one or more new limited partnerships which will be formed pursuant to the Reorganization, and (B) with respect to the Public Partnerships, the Existing Partnerships, that, in each case, own the Reorganization Wells and Properties directly related to the Reorganization Wells.

“Effective Time” means 7:00 a.m. Houston time on April 1, 2017.

“Employment Date” is defined in Section 11.1.2.

“Encumbrance” means any lien, mortgage, deed of trust, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

“Environmental Arbitrator” is defined in Section 6.6.2.

“Environmental Condition” means an individual, existing condition, occurrence, event or activity on or related to Oil and Gas Properties or of the soil, sub-surface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium related thereto, wherever located, to the extent associated with the ownership or operation of the Oil and Gas Properties, that (in each case) (i) is not in compliance with Environmental Laws in effect on the date of this Agreement and applicable to the Property in question, or (ii) requires, if known, or will require, once discovered, investigation, monitoring, removal, cleanup, remediation, restoration or correction (including any monitoring, reporting or permitting, or any pollution control equipment installation and operation) in accordance with Environmental Laws; provided, however, that in no event shall an individual Environmental Condition having an Unremedied Environmental Condition Value of less than the Individual Deductible Amount constitute an Environmental Condition for purposes of this Agreement.

“Environmental Condition Notice” is defined in Section 6.2.

“Environmental Condition Property” is defined in Section 6.2.

“Environmental Condition Removal” means any Environmental Condition Property excluded from this Agreement pursuant to Section 6.4.2 (subject to the Sellers’ right to cure set forth in Section 6.4.2) or Section 6.6.4.

“Environmental Indemnity Agreement” is defined in Section 6.4.3.

“Environmental Laws” means all applicable Laws concerning or relating to (i) prevention of pollution or environmental damage, (ii) removal or remediation of pollution or environmental damage, (iii) use, transportation, presence, storage, handling, disposal, discharge, recycling, treatment, generation, processing, labeling, production, release, contamination, or disposal of Hazardous Substances or (iv) protection of human health (solely to the extent relating to exposure to Hazardous Substances) and the environment (including wildlife or natural resources), including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, and any other Laws whose purpose is to conserve or protect human health (solely to the extent relating to exposure to Hazardous Substances), the environment, wildlife or natural resources, as such Laws may be amended from time to time.

“Environmental Permits” is defined in Section 2.1.9.

“Equity Interest(s)” means (a) any shares of capital stock, (b) any membership interests or units, (c) any partnership interests, (d) any other interest or participation that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“Equity Interest Assignment” is defined in Section 14.2.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute thereto, as amended.

“ERISA Liability” means any obligation, liability or Claim attributable to or arising out of (i) Sellers’ or their Affiliates’ employment relationship with the employees of Sellers or their Affiliates prior to Closing, (ii) Sellers’ or their Affiliates’ employee benefit plans applicable to such employees, participants or beneficiaries under such employee benefit plans, or (iii) Sellers’ or their Affiliates’ responsibilities under ERISA, as amended, applicable to such employees, participants or beneficiaries.

“ERISA Plans” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, employment agreement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria plan, life, health, accident, disability, severance, separation, or any other employee benefit plan, practice, policy, agreement, or arrangement of any kind, including any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA and whether or not such plan is in writing), that are maintained by Sellers or their Affiliates or with respect to which Sellers or their Affiliates have any liability or obligation, whether actual or contingent, with respect to employees associated with the operation of the Properties and/or their respective beneficiaries, spouses, or dependents.

“Escrow Agent” means Key Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith, by and among Sellers, Buyer and Escrow Agent.

“Escrow Funds” is defined in Section 3.1.

“Escrow Release” is defined in Section 3.1.

“Exchange Laws” is defined in Section 17.6.

“Excluded Assets” is defined in Section 2.2.

“Existing Partnerships” means Atlas America Public #9 Ltd., a Pennsylvania limited partnership, Atlas Resources Series 30-2011 L.P., a Delaware limited partnership, Atlas Resources Series 18-2009(B) L.P., a Delaware limited partnership, Atlas Resources Public #18-2009(C) L.P., a Delaware limited partnership, Atlas Resources Series 28-2010 L.P., a Delaware limited partnership, Atlas Resources Series 31-2011 L.P., a Delaware limited partnership, and Atlas Resources Series 32-2012 L.P., a Delaware limited partnership.

“Facilities” is defined in Section 2.1.6.

“Fee Interests” is defined in Section 2.1.1.

“Final Purchase Price” means the Purchase Price determined in accordance with Article 3 and Section 16.2.

“Final Settlement Statement” is defined in Section 16.2.1.

“Financial Statements” is defined in Section 17.6.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” means:

(i)    with respect to those certain Properties described on Exhibit A-1 through Exhibit A-4 and Schedule 1.1 (collectively, “Exhibit A”), title as of the date hereof and as of the Closing Date that:

(a)    is free and clear of all Encumbrances, except for Permitted Encumbrances (other than Permitted Encumbrances that consist of consents and approvals set forth in Schedule 7.5(a), unless and until such consents and approvals are obtained);

(b)    entitles Sellers (or with respect to the Reorganization Wells, the Drilling Partnerships) to receive not less than the Net Revenue Interest set forth in Exhibit A-2 in all Hydrocarbons produced from the Properties described in Exhibit A without reduction at any time during the productive life thereof except decreases resulting from operations (other than in the immediately preceding three (3) years) where Sellers or their Affiliates are non-consenting parties and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(c)    obligates Sellers (or with respect to the Reorganization Wells, the Drilling Partnerships) to bear not more than the Working Interest set forth in Exhibit A-2 in the Properties described in Exhibit A without increase at any time during the productive life or abandonment thereof unless there is a corresponding proportionate increase in the applicable Net Revenue Interest; and

(d)    with respect to such Properties that are Fee Interests, is perpetual and not subject to limited term or reversion, except as specifically set forth on Exhibit A.

“Governmental Authority” means any federal, state, local, municipal, tribal, arbitral or other government, any governmental, regulatory or administrative agency, arbitral panel, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power, or any court or government tribunal.

“Hazardous Substance” means: (i) any “hazardous substance,” as defined by CERCLA; (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (iv) any asbestos-containing materials in any form or condition; (v) any polychlorinated biphenyls in any form or condition; (vi) Hydrocarbons or any fractions or byproducts thereof; or (vii) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate, casinghead gas and other liquid or gaseous hydrocarbons (or any combination or constituents thereof).

“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the platform, wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (iii) obligations of such Person as lessee under leases which are required to be capitalized in accordance with GAAP, as obligor or guarantor.

“Indemnified Party” is defined in Section 18.6.

“Indemnifying Party” is defined in Section 18.6.

“Independent Accounting Firm” means PricewaterhouseCoopers, or if such Independent Accounting Firm is unavailable, such other nationally recognized independent public accounting firm as may be mutually agreed by the Parties; provided, that, if the Parties cannot agree within five (5) Business Days of such notice of unavailability on a single accounting firm to serve as the Independent Accounting Firm, then Sellers (collectively) and Buyer will each nominate a nationally recognized accounting firm, and both such Buyer and Sellers nominated accounting firms shall select a third (3rd), nationally recognized accounting firm to serve as the Independent Accounting Firm.

“Individual Deductible Amount” means with respect to each individual Title Defect or individual Environmental Condition, an amount equal to $100,000.

“Initial Uniontown Term” is defined in Section 17.7.5.

“Inventory Hydrocarbons” means, as of the Effective Time, the Hydrocarbons that (i) are owned by any Seller, (ii) attributable to the ownership and operation of the Properties and (iii) stored in tanks above the load levels of such tanks and in pipelines upstream from the sales meters for such pipelines.

“Knowledge” (or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Sellers, the actual knowledge of any of the individuals listed in Subpart 1 of Schedule 1, and (ii) with respect to Buyer, the actual knowledge of any of the individuals listed in Subpart 2 of Schedule 1.

“Lands” is defined in Section 2.1.2.

“Laws” means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, awards, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease” and “Leases” is defined in Section 2.1.2.

“Liabilities” means all liabilities or obligations of any kind or character (whether absolute, accrued, contingent, fixed, known, unknown or otherwise, or whether due or to become due).

“Material Adverse Effect” means an event, effect or circumstance that, individually or in the aggregate, does or would reasonably be expected to have a material adverse effect on (i) the ownership, operations, value or prospects of the Properties, taken as a whole, or (ii) the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that, for the purpose of clause (i) hereof, none of the following shall be deemed to constitute a Material Adverse Effect: (1) any effect resulting from changes in generally applicable market, economic, financial or political conditions (including changes in fuel supply or transportation markets) in the United States or worldwide, or any outbreak of hostilities, war or terrorist acts; (2) any effect resulting from any general changes in the prices of Hydrocarbons in the United States; (3) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated herein; (4) acts of God, including storms, drought or meteorological events; (5) a change in Laws from and after the date of this Agreement; (6) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost or liability to Buyer; (7) reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; or (8) declines in well performance due to natural causes, except in the cases of clauses (1), (4) and (5), to the extent disproportionately affecting the Properties as a whole compared with other Persons or businesses in the oil and gas exploration and production industry generally and then only such disproportionate impact shall be considered.

“Material Contracts” is defined in Section 7.9.1.

“Net Reduction of Interest” means (i) a reduction of any Seller’s (or with respect to the Reorganization Wells, any Drilling Partnership’s) Net Revenue Interest in a Property described in Exhibit A-1 through Exhibit A-4 and Schedule 1.1 at any time during the productive life thereof, below the Net Revenue Interest for such Property set forth in Exhibit A-2, except decreases resulting from operations (other than in the immediately preceding three (3) years) where Sellers or any Drilling Partnerships are non-consenting parties or decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, or (ii) an increase in the Sellers’ (or with respect to the Reorganization Wells, the Drilling Partnerships’) Working Interest in a Property described in Exhibit A-1 through Exhibit A-4 and Schedule 1.1 at any time during the productive life or abandonment thereof, to more than the Working Interest for such Property set forth in Exhibit A-2 unless there is a corresponding proportionate increase in such Sellers’ (or with respect to the Reorganization Wells, such Drilling Partnerships’) Net Revenue Interest.

“Net Revenue Interest” means a Seller’s (or with respect to the Reorganization Wells, a Drilling Partnership’s) interest in and to all production of Hydrocarbons produced, saved and sold from any Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by, or payable out of such production.

“NORM” means naturally occurring radioactive material.

“Oil and Gas Properties” is defined in Section 2.1.4.

“Operating Expenses” shall mean all operating expenses incurred in the ownership and operation of the Properties, including costs of insurance, Property Taxes, Severance Taxes, and capital expenditures (including drilling operations) in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Third Party overhead costs charged to the Properties under the relevant operating agreement or unit agreement.

“Operative Documents” means, with regard to a Party, those documents listed or referred to in Section 14.2 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party.

“Outside Date” means July 31, 2017.

“Party” means either Buyer or any Seller, as the case may be, and “Parties” means Buyer and Sellers.

“Permit” and “Permits” is defined in Section 2.1.9.

“Permitted Encumbrances” means:

(i)    Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens to the extent the cumulative effect of the burdens does not operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production;

(ii)    Division orders and sales contracts terminable without penalty upon no more than 30 days’ notice or as set forth in Schedule 7.9;

(iii)    Transfer Requirements with respect to which the applicable waivers, consents, approvals, authorizations, filings, and notifications have been obtained or made, or will be obtained or made prior to Closing, from or to the appropriate parties;

(iv)    Transfer Requirements (other than Preferential Rights) with respect to which the failure to obtain or make the applicable waivers, consents, approvals, authorizations, filings and notifications prior to Closing will not cause (a) the assignment to Buyer to be void or (b) the termination of the Property under the express terms thereof;

(v)    All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of Hydrocarbon leases or interests therein if they are routinely made or obtained subsequent to transfer;

(vi)    Materialman’s, mechanic’s, repairman’s, contractor’s and other similar liens or charges arising in the ordinary course of business for obligations (a) that are not delinquent and will be paid at or prior to Closing or (b) that if delinquent, are being contested in good faith through appropriate proceedings, which proceedings are set forth on Schedule 2.3.2(iv);

(vii)    Liens for Taxes or assessments not yet delinquent that will be paid at or prior to Closing or pro-rated between the Parties at Closing, or, if delinquent, being contested in good faith in the normal course of business through appropriate proceedings;

(viii)    Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations that do not individually or in the aggregate operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production;

(ix)    All (a) Contracts (including calls on Hydrocarbon production thereunder), (b) other operating agreements, unit agreements, unit operating agreements, communitizations, and pooling agreements affecting the Properties (except for any terms or provisions thereof that are not usual and customary for agreements of such nature covering Hydrocarbon properties and operations similar to the Properties and current operation thereof) or (c) compulsory or commissioner’s pooling or units or pooling designations; provided, however, that the effect of any such items listed in clause (a) through (c) does not and will not operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production;

(x)    Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (excepting circumstances where such rights have already been triggered);

(xi)    All rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner, and all applicable Laws; provided, however, that the effect of any such items does not and will not operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production;

(xii)    The terms and conditions of the Contracts, Leases and Permits; provided, however, that the effect of any such terms and conditions do not and will not operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production;

(xiii)    Claims set forth on Schedule 7.8;

(xiv)    All Imbalances set forth on Schedule 7.12;

(xv)    Any Title Defects Buyer has expressly waived in writing or which are treated as Permitted Encumbrances under Section 4.2;

(xvi)    Any production payments or other Encumbrances burdening the Properties which will be satisfied and released at or before Closing;

(xvii)    The following defects, to the extent they do not, individually or in the aggregate, operate as a Net Reduction of Interest or materially interfere with the operation of any of the Properties for Hydrocarbon production:

(a)    defects that would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in the region where the Oil and Gas Properties are located, including the absence of any Lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest and the failure of Exhibit A-1 through Exhibit A-4 and Schedule 1.1 to reflect any leased or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well;

(b)    defects based on failure to record Leases issued by the BLM, the BIA, any tribal authority or a state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which the applicable Property is located; provided such Leases or assignments were properly filed in the BLM, the BIA, appropriate tribal authority or state offices; provided however, that this subparagraph shall not include defects arising from the existence of an assignment or other document filed in the county records where a Property is located that results in another Person’s superior claim of title than the applicable Seller (or with respect to the Reorganization Wells, the applicable Drilling Partnership);

(c)    defects based on failure to file any assignments of record title or operating rights in Leases issued by the BLM, the BIA, any tribal authority, or a state, in the records of the BLM, the BIA, the land office of such tribal authority or the land office of such state, provided such assignments are recorded in the county records of the county in which the applicable Property is located and there is no assignment on file in the records of the BLM, the BIA, the land office of such tribal authority or the land office of such state that results in another Person’s superior claim of title than the applicable Seller (or with respect to the Reorganization Wells, the applicable Drilling Partnership);

(d)    defects that result from the failure to demonstrate of record proper authority for execution by any Person on behalf of a corporation, limited liability company, partnership, trust or other entity or any party thereto so long as no claim based on such defect has been made within the five (5) years immediately preceding the Closing Date;

(e)    defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and such lack of authorization results in a Third Party’s actual and superior claim of title to the relevant Oil and Gas Property;

(f)    other than any Contract, the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; compression agreements; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements;

salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(g)    defects based solely on: (1) lack of information, including lack of information in Sellers’ files, the lack of Third Party records or unavailability of information from Governmental Authorities; (2) the absence of certain documents in Sellers’ files that are referenced by other documents that are located in Sellers’ files; or (3) Tax assessments or other records related to such assessments, unless such absent information, documents or records are required to establish the existence or validity of a Seller’s (or with respect to the Reorganization Wells, the applicable Drilling Partnership’s) interest in the Oil and Gas Property;

(h)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a Well capable of production in paying quantities or any of the Oil and Gas Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent of a Third Party’s claim of termination; provided, however, that defects based upon a determination that (1) there has been no Hydrocarbon production from Wells located on the Oil and Gas Properties or lands pooled therewith and (2) there has been no activity conducted on the Oil and Gas Properties or lands pooled therewith that would otherwise maintain the Oil and Gas Property in force and effect, may be considered as a Title Defect;

(i)    defects based on a gap in a Seller’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice or unless a claim based on such defect has been made within the five (5) years immediately preceding the Closing Date;

(j)    defects identified on any Schedule or Exhibit to this Agreement or disclosed in any document referenced in this Agreement (including items required to be delivered by Seller under Section 14.2);

(k)    defects in the chain of title or in the Oil and Gas Properties itself consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Properties or unless a claim based on such defect has been made within the five (5) years immediately precedent the Closing Date; or

(l)    defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless it can be demonstrated that there is a reasonable possibility that such prior oil and gas lease had not expired prior to the creation of the applicable Oil and Gas Property in question or any party thereto has made a claim of interest thereunder within the five (5) years immediately preceding the Closing Date;

(xviii)    The terms and conditions of the Drilling Partnership Agreements or other governing documents of the Drilling Partnerships;

(xix)    Defects that have been cured by applicable Laws of limitations or prescription;

(xx)    Defects arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(xxi)    Defects arising from any change in applicable Law after the Closing Date; and

(xxii)    All other Encumbrances, defects and irregularities affecting the Properties which individually or in the aggregate (1) do not interfere materially with the ownership, operation, or use of any of the Property, (2) could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any of Properties and (3) do not and will not operate as a Net Reduction of Interest.

“Person” means an individual, group, partnership, corporation, trust or other entity, including Governmental Authorities.

“Plan” has the meaning set forth in Section 7.26(ii).

“Plug and Abandon” means necessary plugging, replugging and abandonment of Wells and Reorganization Wells; the necessary removal, abandonment and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse and junk located on or comprising part of the Properties; the necessary capping and burying of all associated flow lines located on or comprising part of the Properties; and the necessary restoration of the surface and subsurface (including any required reclamation), in each case, required by applicable Laws of any Governmental Authority or by any Contract with a Governmental Authority.

“Pre-Closing Tax Period” means all Taxable periods (or portions thereof) ending on or before the Closing Date.

“Preference Right” is defined in Section 5.1.1.

“Preliminary Settlement Statement” is defined in Section 16.1.

“Private Partnerships” means Atlas Resources Series 30-2011 L.P., a Delaware limited partnership, Atlas Resources Series 31-2011 L.P., a Delaware limited partnership, and Atlas Resources Series 32-2012 L.P., a Delaware limited partnership.

“Properties” is defined in Section 2.1.

“Property Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Properties, including ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Public Partnerships” means Atlas America Public #9 Ltd., a Pennsylvania limited partnership, Atlas Resources Series 28-2010 L.P., a Delaware limited partnership, Atlas Resources Series 18-2009(B) L.P., a Delaware limited partnership, and Atlas Resources Public #18-2009(C) L.P., a Delaware limited partnership.

“Purchase Price” is defined in Section 3.1.

“PV-NRI” is defined in Section 4.6.2.

“Qualifying Offer of Employment” is defined in Section 11.1.2.

“Records” means all books and records, files, data, correspondence, studies, surveys, reports, Hydrocarbon sales contract files, gas processing files, geologic, geophysical and seismic data (including raw data, but excluding any interpretative data or information, relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in the actual possession or control of a Seller or a Drilling Partnership and which such Seller or a Drilling Partnership has the right to transfer (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s election, at Buyer’s expense) and to the extent relating to the ownership or operation of the Properties, including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, notices of violation relating to Sellers’ or a Drilling Partnerships’ operations of the Oil and Gas Properties, customer lists, supplier lists, sales materials, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, third-party licenses, accounting and financial records, promotional materials, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, accounting files, tax records (other than income tax), and contract files (including copies of all Contracts, all files regarding the Contracts and related files); provided, however, “Records” shall not include (i) Sellers’ general corporate books and records, even if containing references to Properties, (ii) books, records (including seismic data) and files that cannot be disclosed under the terms of any third party agreement (and the Seller’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under applicable Law, (iii) information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions created in the ordinary course of business, which shall be included in the Records), and information relating to Excluded Assets, (iv) Sellers’ or their Affiliates’ studies related to internal reserve assessments, (v) records relating to the acquisition or disposition (or proposed acquisition or disposition) of the Properties, including proposals received from or made to, and records of negotiations with, Persons which are not a part of Seller Group or its Representatives and economic analyses associated therewith, (vi) seismic data and any seismic interpretative data that is not transferable as set forth above and for which Buyer has not agreed to pay any third-party transfer fees and expenses, and (vii) Excluded Assets.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including any monitoring, reporting or permitting, or any pollution control equipment installation or operation, required under Environmental Laws by any Governmental Authority to correct, or remove such Environmental Condition, and includes the use of risk-based cleanup standards and engineering and institutional controls to the extent reasonably available under applicable Environmental Law.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to the applicable Seller’s interest (or with respect to any Reorganization Well, net to the applicable Seller’s interest in the Drilling Partnership) of commercially reasonable Remediation of such Environmental Condition as reasonably calculated in good faith by the Buyer, subject to Sellers’ right to dispute such calculation pursuant to Section 6.6.

“Reorganization” means the transactions and actions of Sellers, their Affiliates and certain Third Parties that are reasonably necessary to (i) form the new Drilling Partnerships that are required for the Reorganization, (ii) transfer and vest all rights, title and interests of the Private Partnerships in the Reorganization Wells to the new Drilling Partnerships, (iii) transfer to Third Parties all of the wells owned by the Public Partnerships that are not Reorganization Wells and all related rights and Liabilities, and (iv) complete the transfer by Atlas Resources, LLC of its managing general partner interest in each Drilling Partnership to a newly formed Affiliate of Atlas Resources, LLC.

“Reorganization Documents” is defined in Section 7.28(viii).

“Reorganization Wells” means those Wells set forth on Schedule 1.1 and owned, as of the date hereof, by the Existing Partnerships and, on the Closing Date (or delayed closing date pursuant to Section 9.13, as applicable), by the Drilling Partnerships.

“Reorganization Wells Warranty” is defined in Section 4.2.

“Seller” and “Sellers” are defined in the preamble.

“Seller Group” means Sellers and their Affiliates and Sellers’ and their Affiliates’ respective employees, officers, directors, agents, consultants and representatives.

“Seller Plan” is defined in Section 11.2.1.

“Sellers’ Retained Liabilities” is defined in Section 2.3.2.

“Severance Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Properties, including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Surface Interests” is defined in Section 2.1.5.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed with any Taxing authority.

“Taxes” mean any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any Governmental Authority, including any interest, penalties, or additions attributable thereto.

“Tax Contest” is defined in Section 19.4.

“Third Party” means, whether such term is capitalized or not, a Person other than Buyer and its Affiliates or Sellers and their Affiliates.

“Titan Operating” is defined in Section 17.7.5.

“Title Arbitrator” is defined in Section 4.7.2.

“Title Defect” means any Encumbrance or other matter that renders a Seller’s (or with respect to the Reorganization Wells, a Drilling Partnership’s) title to any Oil and Gas Property less than Good and Defensible Title; provided, however, that in no event shall an individual Title Defect having a Title Defect Value of less than the Individual Deductible Amount constitute a Title Defect for purposes of this Agreement.

“Title Defect Notice” is defined in Section 4.2.

“Title Defect Property” is defined in Section 4.2.

“Title Defect Removal” means any Title Defect Property excluded from this Agreement pursuant to Section 4.4.2 (subject to Sellers’ right to cure set forth therein) or Section 4.7.4.

“Title Defect Value” means, with respect to each Oil and Gas Property that is agreed or determined to be subject to a Title Defect pursuant to Article 4, the amount determined in accordance with Article 4 with respect to such Title Defect.

“Title Indemnity Agreement” is defined in Section 4.4.3.

“Transfer Requirement” means any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Person that is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Property or any interest therein.

“Transfer Tax” is defined in Section 19.2.

“Transferring Employees” is defined in Section 11.1.4.

“Uncured Title Defect” means any Title Defect for which (i) Sellers have elected to reduce the Purchase Price by the applicable Title Defect Value pursuant to Section 4.4.1 or

(ii) the applicable Title Defect Property is conveyed to Buyer after the Closing in accordance with Section 4.7.4 (provided, however, that if a Title Defect Value with respect to any Title Defect is disputed in accordance with Section 4.7, such Title Defect will not be considered an Uncured Title Defect until such time that the Title Defect Value for such Title Defect is finally determined in accordance with Section 4.7 and the applicable Title Defect Property is actually conveyed to Buyer).

“Uncured Title Defects Value” means the aggregate of the Title Defect Values for all Uncured Title Defects.

“Uncured/Unremedied Adjustment Amount” means the amount, if any, by which the aggregate Uncured Title Defects Value plus the Unremedied Environmental Conditions Amount exceeds the Aggregate Deductible Amount.

“Uniontown Acquisition” is defined in Section 17.7.1.

“Uniontown Employees” is defined in Section 17.7.3.

“Uniontown Office” is defined in Section 17.7.1.

“Uniontown TSA” is defined in Section 17.7.5.

“Units” is defined in Section 2.1.4.

“Unremedied Environmental Condition” means any Environmental Condition (i) that has not been cured pursuant to Section 6.3, (ii) that has not been removed pursuant to Section 6.4.2 or indemnified under Section 6.4.3, and (iii) for which Sellers have elected to reduce the Purchase Price by the applicable Remediation Amount pursuant to Section 6.4.1.

“Unremedied Environmental Conditions Amount” means the aggregate of the Remediation Amounts of all Unremedied Environmental Conditions.

“Upward Adjustment” is defined in Section 4.8.

“WARN Obligations” means collectively any Liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar Laws, arising as a consequence of the transactions contemplated by this Agreement.

“Well” and “Wells” is defined in Section 2.1.3.

“Working Interest” means the interest in and to a Property that is burdened with the obligation to bear and pay the costs and expenses associated with the exploration, drilling, development, operation and abandonment of such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of the production of Hydrocarbons therefrom.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS

2.1    Sale and Purchase of Properties. Subject to the terms and conditions of this Agreement, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers, at the Closing, all of Sellers’ right, title and interest in and to the following, except for the Excluded Assets:

2.1.1    All fee interests to the surface and in Hydrocarbons, including rights under grant deeds, mineral deeds, conveyances or assignments, as described on Exhibit A-1 (collectively, the “Fee Interests”);

2.1.2    All of the oil and/or gas leases; subleases and other leaseholds; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A-1, subject to such depth limitations and other restrictions as may be set forth in the oil and gas leases or other agreements of record in respect thereof, together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (collectively, the “Lands”);

2.1.3    All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, and the interests in the wells shown on Exhibit A-2 (collectively, the “Wells”);

2.1.4    Existing pools or units which include any Lands or all or a part of any Leases or include any Wells or Reorganization Wells, including those pools or units associated with the Wells shown on Exhibit A-2 and Schedule 1.1 (the “Units”; the Units, together with the Leases, Lands, Wells and Reorganization Wells, being hereinafter referred to as the “Oil and Gas Properties”), and including all interests of Sellers in the production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells or Reorganization Wells located on or off of a Lease or Fee Interest, and all tenements, hereditaments and appurtenances belonging to the Leases, Fee Interests and Units;

2.1.5    All easements (including subsurface easements), licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively, “Surface Interests”) appurtenant to, and used or held for use primarily in connection with the Oil and Gas Properties, whether part of the premises covered by the Leases or Units or otherwise (including those identified on Exhibit A-3), but excluding such rights to the extent the transfer thereof would result in the violation of applicable Law or is restricted by any Transfer Requirement (other than a Permitted Encumbrance) that is not waived by Buyer or satisfied pursuant to Article 5;

2.1.6    All equipment, machinery (including vehicles and all-terrain vehicles owned by Sellers), fixtures and other tangible personal and mixed property and improvements, whether movable or immovable, located either on or off the Oil and Gas Properties and that is used or held for use primarily in connection with (i) the ownership, use, development, and operation of the Oil and Gas Properties, or (ii) the production, treatment, gathering, storage, processing, transportation, and marketing of Hydrocarbons produced therefrom or allocable thereto, including those items of personal property and equipment identified on Exhibit A-4 (the “Facilities”);

2.1.7    All Hydrocarbons (i) produced from or allocable to the Oil and Gas Properties and existing in storage tanks or other storage facilities that constitute Facilities and that are upstream of the delivery points to the relevant purchasers as of the Effective Time, or (ii) produced from or allocable to the Oil and Gas Properties from and after the Effective Time, including all Inventory Hydrocarbons;

2.1.8    Except to the extent transfer thereof would result in a violation of applicable Law and subject to Article 5, all farmout and farmin agreements, operating agreements, production sales and purchase contracts, processing contracts, gathering contracts, transportation contracts, storage contracts, saltwater disposal agreements, Surface Interests, division and transfer orders, areas of mutual interest, balancing contracts, unitization, pooling and communitization agreements, leases and subleases of any Facility and all other written contracts, contractual rights, interests, in each case, primarily relating to any or all of the Oil and Gas Properties or Facilities or the production handling or transportation of Hydrocarbons, water or other substances attributable thereto or produced therefrom (the “Contracts”), including, for the avoidance of doubt, the Material Contracts identified in Schedule 7.9 and any such contracts, agreements or arrangements entered into between the date hereof and the Closing, in the ordinary course of Sellers’ business, subject to Section 9.2; provided, however, that “Contracts” shall not include the Leases or Permits;

2.1.9    To the extent transferable, all certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights issued by any Governmental Authority and primarily relating to the ownership, operation or use of the Oil and Gas Properties, including any of the foregoing to the extent obtained or renewed between the date hereof and the Closing, including the Permits set forth in Schedule 7.10 (the “Permits”) and any Permits required to be obtained or filed under Environmental Laws (“Environmental Permits”);

2.1.10    All Records;

2.1.11    To the extent assignable, except with respect to Casualty Losses as provided in Article 10 or to the extent relating to any of Sellers’ Retained Liabilities, all insurance proceeds under existing policies of insurance issued by a Third Party, if any, relating to the Oil and Gas Properties, Surface Interests, Wells or Facilities, but only to the extent that such benefits relate to liabilities for which Buyer is responsible under this Agreement;

2.1.12    Except to the extent relating to any of Sellers’ Retained Liabilities, all intangibles and operating revenues and accounts receivable to the extent relating to the period after the Effective Time, in each case to the extent associated with the Oil and Gas Properties or the production of Hydrocarbons attributable thereto; and

2.1.13    All of Sellers’ or their Affiliates’ direct and indirect Equity Interests in the Drilling Partnerships after the Reorganization.

Except for the Excluded Assets, all of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.13, together with the Reorganization Wells, subject to the limitations and terms expressly set forth herein and in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4, Exhibit B and Schedule 1.1, are referred to herein as the “Properties”.

2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers specifically exclude from this transaction all items, properties, liabilities and matters set forth below, along with all items, properties, liabilities and matters excluded from this transaction pursuant to the terms and conditions of this Agreement (the “Excluded Assets”):

2.2.1    Except to the extent relating to any Assumed Liability, all intangibles and operating revenues and accounts receivable to the extent relating to the period prior to the Effective Time;

2.2.2    All rights to any refunds of Taxes or other costs or expenses borne by Sellers or such Sellers’ predecessors in interest and title attributable to periods prior to the Effective Time;

2.2.3    Anything excluded from “Records” as set forth in the definition thereof;

2.2.4    Computer software or communications software or intellectual property (Clear SCADA, Field Direct, Flow Cal, AES, and other software and custom configurations of the same used by the parent of Sellers, as well as all tapes, codes, and program documentation, and all tangible manifestations and technical information relating thereto); provided, however, for clarity all computers, telephones and similar equipment owned by Sellers and utilized in the business of the Seller Group primarily in connection with the ownership, operation and use of the Assets is not excluded and will be transferred to Buyer at Closing;

2.2.5    All rights, benefits, payments, receivables, refunds, credits, rebates, causes of actions (including any claims, audit rights, rights or agreements of or for guaranty, indemnity, contribution or reimbursement), choses in action, counterclaims and defenses, in each case solely to the extent relating to any Sellers’ Retained Liabilities, including all rights (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time and relating to Sellers’ Retained Liabilities;

2.2.6    All exchange traded futures contracts and over-the-counter derivative hedge contracts of Sellers;

2.2.7    Any Property removed from this Agreement pursuant to Article 4, Article 5, or Article 6; and

2.2.8    Those items listed in Schedule 2.2.8.

2.3    Assumed Liabilities and Sellers’ Retained Liabilities.

2.3.1    Without limiting Buyer’s rights to be indemnified in accordance with Article 18, Buyer’s rights under Sellers’ special warranties set forth in the Conveyance and the Reorganization Wells Warranties, and except for Sellers’ Retained Liabilities and other matters that are Sellers’ or any of their Affiliates’ express obligations under this Agreement or any of the Operative Documents, Buyer expressly acknowledges that it is responsible for, and shall have no recourse against any Seller or Seller Group for, the Liabilities arising under, related to, or in connection with the transfer, ownership, operation or use of the Properties acquired by it hereunder (including Liabilities to Plug and Abandon which, with respect to the Drilling Partnerships, shall be continue to be a Liability of each such Drilling Partnership in accordance with the applicable partnership agreement), and if Closing occurs, from and after the Closing Date. Buyer shall expressly assume, timely perform and discharge all such Liabilities, whether attributable to the period of time before or after the Effective Time (collectively, the “Assumed Liabilities”).

2.3.2    “Sellers’ Retained Liabilities” means any and all Liabilities to the extent relating to:

(i)    any Seller’s ownership, operation or use of the Excluded Assets;

(ii)    any personal injury (including death) to the extent related to any Seller’s ownership or operation of the Properties and arising from events occurring prior to the Effective Time;

(iii)    (a) the payment of any Property Taxes or Severance Taxes allocable to the period prior to the Effective Time, and (b) any Taxes of Sellers or their Affiliates;

(iv)    the matters set forth in Schedule 2.3.2(iv);

(v)    Title Defects arising from and after the Defect Notification Deadline and prior to the Closing Date pursuant to Section 4.2;

(vi)    Environmental Conditions arising from and after the Defect Notification Deadline and prior to the Closing Date pursuant to Section 6.2;

(vii)    the Indebtedness of Sellers or the Drilling Partnerships;

(viii)    (a) any Liabilities related to retained employees of Sellers or their Affiliates, (b) subject to Section 11.6, any Liabilities relating to any Available Employee who does not become a Transferring Employee, (c) any Liabilities relating to a Transferring Employee with respect to an act or omission committed by Sellers or their Affiliates prior to the Closing Date, (d) any ERISA Liability or (e) subject to Section 11.3, any WARN Obligations; and

(ix)    any Liabilities directly arising out of the Reorganization, including, without limitation, transfers to Third Parties all of the wells owned by the Public Partnerships that are not Reorganization Wells and all directly related rights and Liabilities.

ARTICLE 3

PURCHASE PRICE

3.1    Purchase Price; Deposit. The total purchase price for the Properties will be $84,200,000, subject to any applicable adjustments as hereinafter provided (the “Purchase Price”). Within one (1) Business Day following the execution and delivery of this Agreement by all Parties, Buyer shall pay by wire transfer in immediately available funds to Escrow Agent an amount equal to $2,500,000 as an earnest money deposit (the “Deposit”, and together with any interest accrued while being held by Escrow Agent, the “Escrow Funds”) which shall be held by Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and this Agreement. If Closing occurs, (i) the Escrow Funds shall be applied towards the Purchase Price at Closing in accordance with Section 14.2.4, and (ii) on the Closing Date, Buyer and each Seller will execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to release to Sellers the Escrow Funds (the “Escrow Release”). All fees charged by the Escrow Agent in connection with the Escrow Funds will be borne 50% by Buyer and 50% by Sellers.

3.2    Increases in Purchase Price. In accordance with Article 16, the Purchase Price will be increased by the following amounts (without duplication) all of which will be set forth in the Preliminary Settlement Statement at Closing:

3.2.1    the amount of any Operating Expenses that are paid by Sellers at any time and fairly attributable to the Properties for the period of time on or after the Effective Time, and a fixed overhead charge of $200,000 per month from the Effective Time through the Closing Date;

3.2.2    the value of the following items, less any applicable Property Taxes, Severance Taxes, royalties, overriding royalties and other similar burdens (which are the obligation of Buyer pursuant to this Agreement):

(i)    to the extent proceeds from the sale thereof have not been received by Sellers, all Inventory Hydrocarbons, which shall have a value equal to $47.50 per bbl; and

(ii)    all Imbalances owed to any Seller by a Third Party as set forth on Schedule 7.12;

3.2.3    the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Buyer, including proceeds from the sale of Hydrocarbons

(excluding the Inventory Hydrocarbons), in each case net of all applicable Property Taxes and Severance Taxes and royalties, overriding royalties or other similar burdens paid by Buyer, that are fairly attributable to the Properties for the period of time prior to the Effective Time; and

3.2.4    the amount of all other upward adjustments to the Purchase Price provided for in this Agreement.

3.3    Decreases in Purchase Price. In accordance with Article 16, the Purchase Price will be decreased by the following amounts (without duplication) all of which will be set forth in the Preliminary Settlement Statement at Closing:

3.3.1    the amount of any Operating Expenses that are unpaid as of the Closing Date and fairly attributable to the Properties for the period of time prior to the Effective Time;

3.3.2    the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by each Seller, including proceeds from the sale of Hydrocarbons, net of all applicable Property Taxes, Severance Taxes, royalties, overriding royalties and other similar burdens paid by each Seller, that are fairly attributable to the Properties (including Inventory Hydrocarbons) for the period of time on or after the Effective Time;

3.3.3    the amount of any suspended funds set forth in Schedule 7.11 held by Sellers and their Affiliates and owed to Third Parties for which Buyer will assume responsibility pursuant to Section 17.4;

3.3.4    with respect to Title Defect Removals, if any, the Allocated Value for each Title Defect Property to which such Title Defect Removals relate;

3.3.5    with respect to Environmental Condition Removals, if any, the Allocated Value for each Environmental Condition Property to which such Environmental Condition Removals relate;

3.3.6    the Uncured/Unremedied Adjustment Amount;

3.3.7    the Allocated Value of all Properties subject to preferential rights to purchase or required consents from Third Parties that have been removed and not sold to Buyer at Closing pursuant to Article 5;

3.3.8    all Imbalances owed by any Seller or any Drilling Partnership to a Third Party as set forth on Schedule 7.12; and

3.3.9    the amount of all other downward adjustments to the Purchase Price provided for in this Agreement.

ARTICLE 4

TITLE MATTERS

4.1    Review of Title Records. After execution and delivery of this Agreement, each Seller will make available (during such Seller’s regular business hours and at its current location) for Buyer’s due diligence review, the Records in Seller Group’s and the Existing Partnerships’ possession or control relating to title to the Oil and Gas Properties and reasonable access to such Seller’s and the Existing Partnerships’ personnel. If Buyer requests copies of such Records, Sellers will, and will cause the Existing Partnerships to, use Commercially Reasonable Efforts to promptly provide the requested copies to Buyer at Buyer’s expense.

4.2    Title Defect Notice. Buyer will provide Sellers with written notice (a “Title Defect Notice”) at or before 5:00 p.m. (central standard time) on June 13, 2017 (“Defect Notification Deadline”) of any matter that Buyer intends to assert as a Title Defect under this Article 4; provided, however, that Buyer will provide Sellers with a preliminary Title Defect Notice each Friday at or before 5:00 p.m. (central standard time) until the Defect Notification Deadline if any officer of Buyer or its Affiliates discovers or learns of any Title Defect during each such one-week period; provided, further, that no delay on the part of the Buyer in notifying the Sellers on a weekly basis prior to the Defect Notification Deadline will relieve the Sellers of any liability or obligation hereunder or adversely affect any of Buyer’s rights hereunder. The Title Defect Notice must include, in reasonable detail, to the extent then reasonably known by Buyer and to the extent applicable, a description of (i) the Oil and Gas Property with respect to which the claimed Title Defect relates (the “Title Defect Property”), (ii) the nature of such claimed Title Defect, (iii) Buyer’s proposed calculation of each Title Defect Value in accordance with the guidelines set forth in Section 4.6, and (iv) such supporting documents reasonably necessary for Sellers to verify the existence of such alleged Title Defect. Any Title Defect that is not identified in a delivered Title Defect Notice prior to the Defect Notification Deadline is thereafter forever waived by Buyer and such Title Defect will become a Permitted Encumbrance; provided, however, that the foregoing shall not modify or limit the special warranty of title included in the Conveyance or in the Reorganization Wells Warranty (as hereinafter defined) and no Title Defect arising from events and circumstance first occurring (and not due to the acts or omissions of Buyer) during the period from and after the Defect Notification Deadline and prior to the Closing Date will become a Permitted Encumbrance or Assumed Liability (and the same shall be a Sellers’ Retained Liability) unless Buyer agrees in writing to include the same as a Permitted Encumbrance and/or Assumed Liability. To the extent any such Title Defect arises pursuant to the foregoing and is a Retained Liability, Buyer shall grant Sellers reasonable access, from and after the Closing Date, and shall reasonably cooperate with Sellers, including providing documentation as reasonably requested by Sellers, in each case, with respect to any cure efforts of Sellers related to such Sellers’ Retained Liability. To give Buyer the benefit of Sellers’ special warranty of title for the Reorganization Wells, at Closing Sellers shall warrant and defend title to the Reorganization Wells unto Buyer, its successors and assigns, against all claims by, through or under Sellers and any Existing Partnership, but not otherwise, by execution of a warranty in the form attached Exhibit F attached hereto and incorporated herein by reference (the “Reorganization Wells Warranty”).

4.3    Sellers’ Right to Cure Title Defects. Subject to the provisions of this Section 4.3, Sellers have the right, but not the obligation, to cure prior to Closing any Title

Defect at Sellers’ sole cost. If Sellers elect to cure a Title Defect and such cure has not been completed to the reasonable satisfaction of Buyer on or before three (3) days prior to the Closing Date, then Sellers shall make an election pursuant to Section 4.4; provided, however, that Sellers shall have a continuing right to cure after Closing under Section 4.4.2.

4.4    Remedies for Title Defects. Subject to Sellers’ continuing right to dispute the existence of a Title Defect or the Title Defect Value asserted with respect thereto, in the event that any Title Defect is timely asserted by Buyer in accordance with Section 4.2 and is not waived in writing by Buyer or cured prior to Closing pursuant to Section 4.3, then Sellers shall elect one of the following options:

4.4.1    At Closing, Sellers may assign the Title Defect Property to Buyer and the Title Defect Value for such Title Defect Property determined pursuant to Sections 4.6 and Section 4.7 shall be taken into account in the calculation of the Uncured/Unremedied Adjustment Amount; provided, however, that if the Title Defect Value or the existence of the Title Defect is still in dispute at Closing, then (i) the Title Defect Value for such Title Defect Property calculated by Buyer in the Title Defect Notice shall be taken into account in the calculation of the Uncured/Unremedied Adjustment Amount and (ii) within three (3) Business Days after such dispute is resolved pursuant to Section 4.7, either Buyer shall make a true-up payment to Sellers or Sellers shall reimburse Buyer, for an amount equal to the difference, if any, between the Uncured/Unremedied Adjustment Amount applied at Closing and the Uncured/Unremedied Adjustment Amount determined after Closing in accordance with Section 4.7.

4.4.2    At Closing, Sellers may retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all Properties primarily related thereto, and the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Values for such Title Defect Property and related Properties pursuant to Section 3.3.4, and such Title Defect Property and related Properties shall be deemed Excluded Assets. Thereafter, Sellers shall have 180 days in which to cure such Title Defect (the “Cure Period”). If such Title Defect is cured prior to expiration of the Cure Period, then such retained Properties shall be conveyed to Buyer in accordance with Section 4.9. In the event that Sellers are unable to cure such Title Defect prior to expiration of the Cure Period, then Sellers shall retain such Properties, such Properties shall be permanently deemed to be Excluded Assets and Buyer shall have no further obligation to purchase such retained Properties.

4.4.3    With the consent of Buyer (in Buyer’s sole discretion), at Closing, Sellers may assign the Title Defect Property to Buyer without an adjustment to the Purchase Price under Section 3.3.6 and shall indemnify Buyer against all Liabilities resulting from such Title Defect with respect to the affected Oil and Gas Properties pursuant to a mutually agreed indemnity agreement between the Parties (a “Title Indemnity Agreement”).

4.5    Exclusive Remedy. Except for Buyer’s rights under Sellers’ special warranty of title in the Conveyance and the Reorganization Wells Warranty, Buyer’s right to terminate this Agreement pursuant to Section 15.1.6, and Buyer’s rights under any Title Indemnity Agreement, the provisions set forth in Section 4.3 and Section 4.4 shall be the exclusive right and remedy of Buyer with respect to Sellers’ (or with respect to the Reorganization Wells, the Drilling Partnerships’) failure to have Good and Defensible Title with respect to any of the Properties and any other title matters. Buyer acknowledges and agrees that it shall not have the right to make any Claim pursuant to this Agreement to the extent it has recovered amounts relating to such Claim pursuant to Sellers’ special warranty of title in the Conveyance or the Reorganization Wells Warranty.

4.6    Calculation of Title Defect Value. The amount of the Title Defect Value for a Title Defect Property shall be determined as follows:

4.6.1    If, because of the Title Defect, title to a particular Oil and Gas Property fails completely with the effect that the applicable Seller (or with respect to the Reorganization Wells, the applicable Drilling Partnership) has no ownership interest in the relevant Oil and Gas Property, the Title Defect Value will be the Allocated Value of that Oil and Gas Property and, unless such Oil and Gas Property is a Reorganization Well, such Oil and Gas Property shall be an Excluded Asset.

4.6.2    If a Title Defect operates as a Net Reduction of Interest in an Oil and Gas Property and such Oil and Gas Property has an Allocated Value assigned specifically to it on Exhibit B, then the Title Defect Value will be the Allocated Value for such Oil and Gas Property multiplied by a fraction (i) the numerator of which is the net present value, as of the Effective Time, of the applicable Seller’s (or with respect to the Reorganization Wells, the applicable Drilling Partnership’s) ownership interest in such Oil and Gas Property as shown on Exhibit A-2 (the “PV-NRI”) minus the net present value as of the Effective Time, of the applicable Seller’s (or with respect to the Reorganization Wells, the applicable Drilling Partnership’s) actual ownership interest in such Oil and Gas Property calculated based upon the same production, cost, and assumed future price estimates and discount rate and such other methods, techniques and assumptions utilized in determining PV-NRI but taking into account the Title Defect, and (ii) the denominator of which is the PV-NRI.

4.6.3    If a Title Defect results from the applicable Seller (or with respect to the Reorganization Wells, the applicable Drilling Partnership) owning fewer net acres in a category on Exhibit A-1 and such category has an Allocated Value assigned specifically to it on Exhibit B, then the Title Defect Value will be the Allocated Value of such category multiplied by a fraction (i) the numerator of which is the difference between (a) the net acres of the Oil and Gas Property in such category set forth on Exhibit A-1, minus (b) the net acres of the Oil and Gas Property in such category as of the Closing Date and (ii) the denominator of which is the net acres of the Oil and Gas Property in such category set forth on Exhibit A-1.

4.6.4    If a Title Defect is an Encumbrance upon an Oil and Gas Property which is liquidated in amount, then the Title Defect Value for such Title Defect shall be the amount necessary to be paid to remove the Title Defect from the affected Oil and Gas Property at Closing.

4.6.5    If a Title Defect represents an obligation or burden upon an Oil and Gas Property of a type not described in Sections 4.6.1 through 4.6.4, then the Title Defect Value with respect to such Title Defect will be the sum the Parties mutually agreed upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Oil and Gas Property. If the Parties cannot reach an agreement as to such Title Defect Value, then the Parties will resolve such dispute in the manner set forth in Section 4.7.

4.6.6    With the exception of Encumbrances described in Section 4.6.4, notwithstanding anything else to the contrary under this Section 4.6 or Section 4.7, in no event will the aggregate Title Defect Values with respect to an Oil and Gas Property exceed the Allocated Value of such Oil and Gas Property, and if such Oil and Gas Property does not have an Allocated Value, the Allocated Value of such Oil and Gas Property shall be deemed to be $0.00.

4.7    Title Defect Dispute Resolution.

4.7.1    Within five (5) Business Days after Sellers’ receipt of a Title Defect Notice, Sellers will notify Buyer as to whether Sellers agree with the Title Defects claimed therein and the proposed Title Defect Values. If Sellers object to any such claimed Title Defect or any such proposed Title Defect Values, then the Parties will promptly enter into good faith negotiations and subject to the limitations in Section 4.6.6, the value agreed by the Parties with respect to a Title Defect will be the Title Defect Value for such Title Defect.

4.7.2    If the Parties do not reach agreement concerning either the existence of a Title Defect or a Title Defect Value prior to Closing, then, upon either Party’s written request, the Parties will submit such dispute to an attorney or other consultant experienced in title examination of oil and gas properties in the state in which such Oil and Gas Property is located to arbitrate a prompt resolution (the “Title Arbitrator”). The Title Arbitrator shall be selected by (i) mutual agreement of Sellers and Buyer within five (5) Business Days after a Party’s written request to submit such dispute for resolution, or (ii) if the Parties cannot agree, by the Houston office of the American Arbitration Association; provided, however, that if at any time any Title Arbitrator fails or refuses to perform under this Section 4.7, the Parties will select a new Title Arbitrator in accordance with this sentence. The Parties will bear the cost of any Title Arbitrator 50% by Sellers (collectively) and 50% by Buyer.

4.7.3    For any dispute resolution process under this Section 4.7, Sellers and Buyer will present a written statement of their respective positions on the dispute to the Title Arbitrator within three (3) Business Days after the Title Arbitrator is selected, and the Title Arbitrator will make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such statements. The Title Arbitrator’s determination will be conclusive and binding on the Parties. Any court of competent jurisdiction may enforce the arbitration determination against either Party and the Title Arbitrator’s value determination will be the Title Defect Value for such Title Defect.

4.7.4    Subject to Sellers’ right to cure pursuant to Section 4.3 and Section 4.4.2 and Sellers’ right to assign any Title Defect Property with a disputed Title Defect pursuant to Section 4.4.1, if any Title Defect Property is subject to a dispute under this Section 4.7 at the time of Closing: (i) such Title Defect Property, together with all Properties primarily related thereto (but not a Reorganization Well), shall be deemed to be Excluded Assets and shall be retained by Sellers at Closing, and (ii) the Purchase Price will be reduced by the sum of the Allocated Values for such retained Properties. After the Title Arbitrator or the Parties resolve the disputed issues pursuant to this Article 4 with respect to any Title Defect Property that is retained by Sellers pursuant to this Section 4.7.4, such retained Property shall be conveyed to Buyer in accordance with Section 4.9 (unless the subject Title Defect Value is equal to or greater than the Allocated Values of such retained Properties, in which event, Sellers may elect, in their sole discretion, to permanently retain such Properties, unless such Properties are Reorganization Wells).

4.8    Possible Upward Adjustment. Should Sellers (or Buyer in the course of its diligence review pursuant to Section 4.1) determine that (i) the ownership of an Oil and Gas Property by Sellers (or with respect to the Reorganization Wells, the Drilling Partnerships) entitles the applicable Seller (or with respect to the Reorganization Wells, the applicable Drilling Partnership) to a decimal share of the Hydrocarbons produced from such Oil and Gas Property greater than the applicable Net Revenue Interest set forth in Exhibit A-2, or that Sellers own more net acres in a category on Exhibit A-1 and such category has an Allocated Value assigned specifically to it on Exhibit B, (ii) that there is an increase in the applicable Seller’s (or with respect to the Reorganization Wells, the applicable Drilling Partnership’s) Working Interest in an Oil and Gas Property described in Exhibit A-1 through Exhibit A-4 and Schedule 1.1 greater than the Working Interest as set forth in Exhibit A-2 for such Oil and Gas Property at any time during the productive life or abandonment thereof, as long as there is a corresponding proportionate increase in such Seller’s (or with respect to the Reorganization Wells, such Drilling Partnership’s) Net Revenue Interest for such Oil and Gas Property relative to what is shown on Exhibit A-2 for such Oil and Gas Property, then such Party shall calculate (in the same manner as set forth in Section 4.6 with respect to Title Defects) the amount by which the Allocated Value of such Oil and Gas Property is increased (an “Upward Adjustment”) and if an Upwards Adjustment exceeds the Individual Deductible Amount for an individual Property, the aggregate Uncured Title Defect Value asserted by Buyer shall be reduced by such Upward Adjustment. For clarity, in no event will any Upward Adjustment entitle Sellers to an adjustment for any reason other than to offset any Uncured Title Defect Value under this Section 4.8.

4.9    Delayed Closing. If any Properties are required to be conveyed to Buyer pursuant to Sections 4.4.2 or 4.7.4 after cure of a Title Defect or determination of a disputed Title Defect Value, then (i) such Properties shall be deemed to no longer be Excluded Assets and shall be Properties for all purposes under this Agreement, (ii) such Properties shall be conveyed on the date that is ten (10) Business Days after such Title Defect is cured by Sellers or after the Title Defect Value is finally determined (as applicable), (iii) such Properties shall be conveyed pursuant to an assignment in the form of the Conveyance, subject to the terms and conditions of this Agreement (including the Effective Time) and (iv) simultaneously with such Conveyance, subject to the Aggregate Deductible Amount, Buyer shall pay to Sellers the Allocated Values as adjusted by any Title Defect Value, for such Properties solely to the extent not duplicative of adjustments already made to the Purchase Price (unless the subject Title Defect Value is equal to or greater than the Allocated Values of such retained Properties, in which event, Sellers may elect in their sole discretion, to permanently retain such Properties). Any survival periods relating to a Conveyance at a delayed Closing, shall begin to run on the date of such delayed Closing.

ARTICLE 5

PREFERENTIAL RIGHTS AND CONSENTS

5.1    Preferential Rights to Purchase.

5.1.1    Without limitation on the rights and obligations of the Parties set forth in Section 9.3, Sellers shall promptly provide notices with respect to the Transfer Requirements that are preferential rights to purchase (“Preference Right”), and for the purpose of any Preference Right, the value of the applicable Property will be its Allocated Value, and Sellers will use Commercially Reasonable Efforts to obtain a waiver of or exercise by the holder of such Preference Right.

5.1.2    If (i) the holder of a Preference Right does not elect to purchase the applicable Property or waives its right to do so, or (ii) the time in which the Preference Right may be exercised (as set forth in the conveyance or other agreement pursuant to which such Preference Right was granted) has expired, then such Property will be assigned to Buyer (or vested with the applicable Drilling Partnership) at the Closing in accordance with the terms and subject to the conditions of this Agreement.

5.1.3    If, prior to the Closing Date, a holder of a Preference Right notifies a Seller that it elects to exercise its Preference Right with respect to the applicable Property, then (i) such Property, together with all Properties primarily related thereto, will not be conveyed to Buyer at Closing and will be deemed an Excluded Asset (or if such Property is a Reorganization Well owned by a Public Partnership, Sellers shall take such steps as are necessary to transfer such Property out of the Public Partnership), and (ii) the Purchase Price will be reduced by the applicable Allocated Values pursuant to Section 3.3.7 for such retained or transferred Properties, provided, however, if the holder of such Preference Right fails to complete the purchase of said Property (or portion thereof) within 180 days after the Closing Date (and in any event, outside any deadlines for exercise and closing set forth in the applicable conveyance or other agreement pursuant to which the Preference Right was granted), then Sellers may elect, in their discretion and upon written notice to Buyer, to deliver such retained or transferred Properties at a delayed closing pursuant to the procedures in Section 5.3.

5.1.4    Sellers shall promptly notify Buyer in writing of the exercise of any Preference Right in respect of the Properties.

5.2    Transfer Requirements other than Preferential Rights to Purchase.

5.2.1    Without limitation on the rights and obligations of the Parties set forth in Section 9.3, Sellers shall promptly provide any required notifications with respect to the

Transfer Requirements (other than Preference Rights) in any Material Contracts and Leases, and Sellers will use Commercially Reasonable Efforts to obtain a consent by the holder thereof to the transactions contemplated hereby with respect to the applicable Property.

5.2.2    If, prior to the Closing, all Transfer Requirements with respect to any Property (i) are fully satisfied, have expired (by the terms of the conveyance or other agreement pursuant to which such Transfer Requirements arose) or are no longer applicable to the transactions contemplated hereby, or (ii) are Permitted Encumbrances (other than pursuant to clause (xvii)(f) of the definition thereof), then such Property will be assigned to Buyer (or vested in the applicable Drilling Partnership) at the Closing in accordance with the terms and subject to the conditions of this Agreement.

5.2.3    If, prior to the Closing Date, a holder of a Transfer Requirement notifies any Seller that it refuses to consent (or waive its right to do so) to the transactions contemplated hereby with respect to the applicable Property, then (i) such Property, together with all Properties primarily related thereto, will not be conveyed to Buyer at Closing and will be deemed an Excluded Asset (or if such Property is a Reorganization Well owned by a Public Partnership, Sellers shall take such steps as are necessary to transfer such Property out of the Public Partnership), and (ii) the Purchase Price will be reduced by the applicable Allocated Values pursuant to Section 3.3.7 for such retained or transferred Properties; provided, however, if the holder of such Transfer Requirement provides such consent or waiver to satisfy the Transfer Requirement (or if such Transfer Requirement is otherwise fully satisfied, expires by the terms of the conveyance or other agreement pursuant to which such Transfer Requirements arose, or is no longer applicable to the transactions contemplated hereby) within 180 days after the Closing Date, then Sellers may elect, in their reasonable discretion and upon written notice to Buyer, to deliver such retained Properties at a delayed closing pursuant to the Section 5.3.

5.3    Delayed Closing. If any Properties are required to be conveyed to Buyer pursuant to Section 5.1.3 or Section 5.2.3, then (i) such Properties shall be deemed to no longer be Excluded Assets and shall be Properties for all purposes under this Agreement, (ii) such Properties shall be conveyed on the date that is ten (10) Business Days after Buyer’s receipt of Sellers’ written notice pursuant to Section 5.1.3 or Section 5.2.3 (as applicable), (iii) such Properties shall be conveyed pursuant to an assignment in the form of the Conveyance, subject to the terms and conditions of this Agreement (including the Effective Time) and (iv) simultaneously with such Conveyance, subject to the Aggregate Deductible Amount, Buyer shall pay to Sellers the Allocated Values for such Properties as otherwise adjusted solely to the extent not duplicative of adjustments already made to the Purchase Price. Any survival periods relating to a Conveyance at a delayed Closing shall begin to run on the date of such delayed Closing.

ARTICLE 6

ENVIRONMENTAL MATTERS

6.1    Environmental Assessment. Buyer will have the opportunity to conduct, at its sole risk and expense, an environmental assessment of the Properties, including a Phase I assessment as such term is defined by the ASTM E1527-13 All Appropriate Inquiry Standard. Each Seller will provide reasonable access for this purpose to Properties operated by such Seller. For any Property not operated by a Seller, Sellers will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to attempt to arrange for access for the purposes of environmental assessment. Buyer shall not conduct any test drilling or sampling activities without prior notice to and consent of Sellers (in Sellers’ sole discretion) and the operator of the affected Property. Buyer shall provide Sellers with a minimum of three (3) Business Days’ advance notice of its proposed environmental assessment activities prior to entering the Property to be assessed. If Buyer wishes to utilize any third party personnel or contractors to perform any activities on any Property, Buyer shall obtain Sellers’ prior consent (which shall not be unreasonably withheld or delayed) to the use of such third party personnel or contractors, and shall provide Sellers with evidence reasonably satisfactory to Sellers that all such Persons have appropriate training and are covered by appropriate insurance.

6.2    Notice of Environmental Condition. Buyer will provide Sellers with written notice (an “Environmental Condition Notice”) on or before the Defect Notification Deadline of any condition that Buyer intends to assert as an Environmental Condition under this Article 6; provided, however, Buyer agrees to use its good faith efforts to notify Sellers of an Environmental Condition as promptly as possible after Buyer has discovered and made the decision to assert the same; provided that the failure to provide such good faith notice in advance of the Defect Notification Deadline shall not affect Buyer’s rights hereunder. Each Environmental Condition Notice must include, in as much detail as is commercially reasonable, a description of (i) the Property with respect to which such Environmental Condition is claimed (the “Environmental Condition Property”), (ii) the nature of such claimed Environmental Condition (including the applicable Environmental Laws violated or implicated thereby), and (iii) Buyer’s proposed calculation of the Remediation Amount. Any Environmental Condition that is not identified in a timely delivered Environmental Condition Notice is thereafter forever waived and expressly assumed by Buyer; provided, however, that no Environmental Condition arising wholly from events and circumstances first occurring (and not due to the acts or omissions of Buyer) during the period from and after the Defect Notification Deadline and prior to the Closing Date will be an Assumed Liability (and the same shall be a Sellers’ Retained Liability) unless Buyer expressly notifies Sellers of the same in writing no later than 21 days after Closing. To the extent any such Environmental Condition arises pursuant to the foregoing and is a Sellers’ Retained Liability, Buyer shall grant Sellers reasonable access, from and after the Closing Date, and shall reasonably cooperate with Sellers, including providing documentation as reasonably requested by Sellers, in each case, with respect to any Remediation of Sellers related to such Retained Liability.

6.3    Sellers’ Right to Cure Environmental Conditions. Subject to the provisions of this Section 6.3, Sellers will have the right, but not the obligation, to conduct Remediation for any Environmental Condition prior to Closing at Sellers’ sole cost in accordance with applicable Environmental Laws. If Sellers elect to conduct Remediation and the Remediation has not been completed prior to the Closing Date, pursuant to the procedures of Sections 6.3.1 and 6.3.2, then Sellers shall make an election to the extent permitted pursuant to Section 6.4; provided, however, that the Sellers shall have a continuing right to conduct Remediation after Closing under Section 6.4.2.

6.3.1    Within ten (10) Business Days after Sellers’ receipt of an Environmental Condition Notice, Sellers shall notify Buyer in writing of its election to conduct Remediation under this Section 6.3 and said notification shall include the proposed plan and schedule for the Remediation.

6.3.2    Within three (3) Business Days after Sellers’ completion of Remediation of any Environmental Condition, Sellers shall notify Buyer that the Remediation is complete. Within (5) Business Days after receipt by Buyer of Sellers’ notification that Remediation is complete, Buyer shall have (5) Business Days to inspect the Environmental Condition Property where Remediation was conducted and to notify Sellers in writing that Buyer concurs that Remediation is complete (which notice shall not be unreasonably withheld, conditioned or delayed).

6.4    Remedies for Environmental Conditions. Subject to Sellers’ right to dispute the existence of an Environmental Condition or the Remediation Amount asserted with respect thereto pursuant to Section 6.6, in the event that any Environmental Condition is timely asserted by Buyer in accordance with Section 6.2 and is not waived in writing by Buyer or subject to Remediation completed prior to the Closing, then Sellers shall, with written notice to Buyer, elect one of the following:

6.4.1    Sellers may assign the Environmental Condition Property to Buyer (or vest title thereto in the applicable Drilling Partnership) at Closing and the Remediation Amount for such Environmental Condition Property shall be taken into account in the calculation of the Uncured/Unremedied Adjustment Amount; provided, however, that if the Remediation Amount or the existence of an Environmental Condition is still in dispute at Closing, then (i) the Remediation Amount for such Environmental Condition Property calculated by Buyer in the Environmental Condition Notice shall be taken into account in the calculation of the Uncured/Unremedied Adjustment Amount and (ii) within three (3) Business Days after such dispute is resolved pursuant to Section 6.6, either Buyer shall make a true-up payment to Sellers or Sellers shall reimburse Buyer, for an amount equal to the difference, if any, between the Uncured/Unremedied Adjustment Amount applied at Closing and the Uncured/Unremedied Adjustment Amount determined after Closing in accordance with Section 6.6.

6.4.2    At Closing, Sellers may retain the entirety of the Environmental Condition Property (or if the Environmental Condition Property is owned by a Public Partnership, Sellers shall take such steps as are necessary to transfer such Environmental Condition Property out of the Public Partnership) that is subject to such Environmental Condition, together with all Properties primarily related thereto, and the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Values for such Environmental Condition Property and related Properties pursuant to Section 3.3.5, and such Environmental Condition Property and related Properties shall be deemed Excluded Assets. If the Remediation is completed prior to expiration of the Cure Period in accordance with Section 6.3, then such retained Properties shall be conveyed to Buyer or the applicable Drilling Partnership in accordance with Section 6.7. In the event that Sellers are unable to complete Remediation prior to expiration of the Cure Period, then Sellers shall retain such Properties, such Properties shall be permanently deemed to be Excluded Assets, and Buyer shall have no further obligation to purchase such retained Properties.

6.4.3    With the consent of Buyer (in Buyer’s sole discretion) Sellers may assign the Environmental Condition Property to Buyer (or vest title thereto in the applicable Drilling Partnership) at Closing without an adjustment to the Purchase Price and shall indemnify Buyer against all Liabilities resulting from such Environmental Condition with respect to such Environmental Condition Property pursuant to a mutually agreed indemnity agreement between the Parties (an “Environmental Indemnity Agreement”).

6.5    Exclusive Remedy. Except for Buyer’s right to terminate this Agreement pursuant to Section 15.1.6, Sellers’ indemnification obligations for a breach of Sellers’ representation contained in Section 7.7, and Buyer’s rights under any Environmental Indemnity Agreement, the provisions set forth in Section 6.4 shall be the exclusive right and remedy of Buyer with respect to any environmental matter, including Environmental Conditions.

6.6    Environmental Condition Dispute Resolution.

6.6.1    Within five (5) Business Days after Sellers’ receipt of an Environmental Condition Notice, Sellers will notify Buyer as to whether Sellers agree with the Environmental Conditions claimed therein and the proposed Remediation Amounts. If Sellers object to any such claimed Environmental Condition or any such proposed Remediation Amount, then the Parties will promptly enter into good faith negotiations and the amount agreed by the Parties with respect to an Environmental Condition will be the Remediation Amount for such Environmental Condition.

6.6.2    If the Parties do not reach agreement concerning either the existence of an Environmental Condition or a Remediation Amount prior to Closing, then, upon either Party’s written request, the Parties will submit such dispute to an environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the state in which such Property is located to arbitrate a prompt resolution (the “Environmental Arbitrator”). Such Environmental Arbitrator shall be selected by (i) mutual agreement of Sellers and Buyer within five (5) Business Days after the Party’s written request to submit such dispute for resolution, or (ii) if the Parties cannot agree, by the Houston office of the American Arbitration Association; provided, however, that if at any time any Environmental Arbitrator fails or refuses to perform under this Section 6.6, a new Environmental Arbitrator will be selected by the Parties in accordance with this sentence. The cost of any such Environmental Arbitrator will be borne 50% by Sellers (collectively) and 50% by Buyer.

6.6.3    For any dispute resolution under this Section 6.6, Sellers and Buyer will present a written statement of their respective positions on the dispute to the Environmental Arbitrator within three (3) Business Days after the Environmental Arbitrator is selected, and the Environmental Arbitrator will make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such statements. The Environmental

Arbitrator’s determination will be conclusive and binding on the Parties and will be enforceable against either Party in any court of competent jurisdiction, and the Environmental Arbitrator’s value determination will be the Remediation Amount for such Environmental Condition.

6.6.4    Subject to Sellers’ right to cure pursuant to Section 6.3 and Section 6.4.2, and Sellers’ right to assign any Environmental Condition Property with a disputed Environmental Condition pursuant to Section 6.4.1, if any Environmental Condition Property is subject to a dispute under this Section 6.6 at the time of Closing: (i) such Environmental Condition Property, together with all Properties primarily related thereto, shall be deemed to be Excluded Assets and shall not be transferred to Buyer or vested in the new Drilling Partnership (or if the Environmental Condition Property is owned by a Public Partnership, Sellers shall take such steps as are necessary to transfer such Environmental Condition Property out of the Public Partnership) at Closing , and (ii) the Purchase Price will be reduced by the sum of the Allocated Values for such retained or transferred Properties. After the Environmental Arbitrator or the Parties resolve the disputed issues pursuant to this Section 6.6 with respect to any Environmental Condition Property that is not transferred to Buyer or a Drilling Partnership, as applicable, at Closing pursuant to this Section 6.6.4, such retained Properties shall be conveyed to Buyer or a Drilling Partnership, as applicable, in accordance with Section 6.7 (unless the subject Remediation Amount is equal to or greater than the Allocated Values of such retained Properties, in which event, Sellers may elect, in their sole discretion, or Buyer may require Sellers, to permanently retain such Properties).

6.7    Delayed Closing. If any Properties are required to be conveyed to Buyer pursuant to Section 6.4.2 or Section 6.6.4, then (i) such Properties shall be deemed to no longer be Excluded Assets and shall be Properties for all purposes under this Agreement, (ii) such Properties shall be conveyed on the date that is ten (10) Business Days after the Remediation is completed by Sellers or after the Remediation Amount is finally determined (as applicable), (iii) such Properties shall be conveyed pursuant to an assignment in the form of the Conveyance, subject to the terms and conditions of this Agreement (including the Effective Time) and (iv) simultaneously with such Conveyance, subject to the Aggregate Deductible Amount, Buyer shall pay to Sellers the Allocated Values as adjusted by any Remediation Amount, for such Properties solely to the extent not duplicative of adjustments already made to the Purchase Price (unless the subject Remediation Amount is equal to or greater than the Allocated Values of such retained Properties, in which event, Sellers may elect in their sole discretion, or Buyer may require Seller, to permanently retain such Properties). Any survival periods relating to a Conveyance at a delayed Closing shall begin to run on the date of such delayed Closing.

6.8    Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND

NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to the Properties actually acquired by Buyer hereunder or owned by a Drilling Partnership after the Reorganization, Buyer assumes from and after Closing all liability for the assessment, remediation, removal, transportation and disposal of these materials and any associated activities in accordance with applicable Laws, unless otherwise provided in this Article 6. The foregoing shall not modify or limit Sellers’ indemnity and hold harmless obligations under Section 18.1.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedule, Sellers represent and warrant to Buyer, jointly and severally, that each of the statements made in this Article 7 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

7.1    Organization. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its applicable state of organization. Each Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

7.2    Authority. Each Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. Each Seller has the requisite limited liability company power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

7.3    Enforceability. This Agreement has been duly executed and delivered on behalf of Sellers and constitutes (and the Operative Documents to which any Seller is a party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Sellers, enforceable against each Seller in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.

7.4    No Conflict. Each Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents (including the Reorganization) by it will not:

7.4.1    conflict with or require the consent of any Person under any of the terms, conditions or provisions of the governing documents of such Seller;

7.4.2    violate any provision of, or require any consent or approval under any Laws applicable to such Seller (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); or

7.4.3    result in the creation or imposition of any lien or encumbrance upon one (1) or more of the Properties other than a Permitted Encumbrance.

7.5    Transfer Requirements. Except for the Transfer Requirements set forth in Schedules 7.5(a) and 7.5(b), each Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it (including the assignment of any of the Properties to Buyer) will not conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization, waiver or approval under, or be subject to any Preferential Rights under any Material Contracts or Leases.

7.6    Compliance with Laws. Sellers and their Affiliates are in material compliance with all, and, to Sellers’ Knowledge, no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any, applicable Laws (excluding Environmental Laws, which are addressed in other provisions of this Agreement) with respect to the ownership and, if operated by Sellers or their Affiliates, operation of the Properties. In the three (3) year period immediately preceding the date of execution of this Agreement, no Seller has received any written notice of a violation of or default by it or its Affiliates with respect to any Law applicable to the Properties (excluding Environmental Laws, which are addressed in other provisions of this Agreement), that remains unresolved.

7.7    Certain Environmental Notices and Obligations. Notwithstanding any provision to the contrary in this Agreement, the representations and warranties contained in this Section 7.7 are the sole and exclusive representations and warranties of Sellers pertaining or relating to matter arising under or with respect to Environmental Laws, Environmental Permits, Environmental Conditions or any other environmental matter.

7.7.1    Except as set forth in Schedule 7.7, no Seller has received any unresolved written notice from any Governmental Authority in the three (3) year period immediately preceding the date of execution of this Agreement alleging that a violation of any Environmental Laws or any Environmental Permit has occurred at any Property or the existence of an Environmental Condition at any Property.

7.7.2    Except as disclosed in Schedule 7.7, no Seller or Drilling Partnership either entered into or is a party (directly or as a successor in interest) to, any written agreements, orders, decrees, or judgments with or of any Governmental Authority that (a) is in existence as of the date of this Agreement, (b) is based on any Environmental Laws or any Environmental Permit that relate to the present or future use of any of the Properties and (c) requires any Remediation or imposes any material Liability on the owner or operator of, any of the Properties.

7.7.3    Schedule 7.7.3 sets forth a true and complete list of all material Environmental Permits relating to the ownership, operation or use of the Oil and Gas Properties.

7.7.4    To Sellers’ Knowledge, Sellers have provided or made available to Buyer true and complete copies of all Phase I environmental site assessment reports and material written final environmental reports or audits that, (i) were prepared by Third Parties or prepared by any Seller or any Drilling Partnership and filed with any Governmental Authority, in each case, within the last three (3) years, (ii) are related to Environmental Laws, Environmental Permits, or Hazardous Substances, (iii) in the control or possession of Seller or any Drilling Partnership (except as the same may be subject to attorney-client privilege or third party restrictions on its disclosure) and (iv) excluding any portion thereof containing forecasts or projections (including projections relating to potential Remediation costs), internal peer reviews, business strategies, or research on remediation technology or techniques.

7.8    Litigation and Claims. Except for the litigation, claims or other matters set forth in Schedule 7.8, or except to the extent relating to any Sellers’ Retained Liabilities, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Sellers’ Knowledge, threatened against any Seller, any Drilling Partnership or any Affiliate of Seller related to the Properties. There are no material Third Party claims, disputes pending or, to Sellers’ Knowledge, threatened against any Seller, any Drilling Partnership or any Affiliate of Seller related to the Properties that would prevent the consummation of the transactions contemplated by this Agreement or the performance of its obligations hereunder. No Seller, no Drilling Partnership and no Affiliate of any Seller is subject to any outstanding injunction, judgment, order, decree or ruling relating to the Properties (other than routine oil and gas field regulatory orders).

7.9    Material Contracts.

7.9.1    Schedule 7.9 sets forth a true and complete list of all of the following Contracts as of the date of execution of this Agreement:

(i)    all area of mutual interests agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, all purchase or sale agreements (other than with respect to production of Hydrocarbons in the ordinary course or the acquisition or disposition of Facilities with a value of less than $50,000), partnership agreements, joint venture and exploration or development program agreements relating to the Properties or by which the Properties are bound;

(ii)    all of the Hydrocarbons production sales or purchase, transportation, storage, marketing, supply, exchange and processing agreements, other than such agreements that are terminable on not more than 60 days’ notice without penalty or the payment of money;

(iii)    any contracts or agreements burdening the Properties which could reasonably be expected to obligate Buyer or a Drilling Partnership to expend in excess of $100,000 in any calendar year;

(iv)    other than contracts governing the sale of Hydrocarbons, any contracts or agreements related to the Properties under which any Seller or any Drilling Partnership has received in excess of $100,000 of revenues net of direct expenses in any calendar year;

(v)    any contracts or agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Properties;

(vi)    any contract or agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of $50,000;

(vii)    other than (a) this Agreement and the Operative Documents, (b) contracts or agreements governing the sale of Hydrocarbons or (c) the disposition in the ordinary course of Facilities no longer suitable for Hydrocarbons field operation and with a value less than $50,000, any contract or agreement for, or that contemplates, the sale, exchange or transfer of any of Sellers’ interest in the Properties (including any Seller’s Equity Interest in any Drilling Partnerships);

(viii)    any contract or agreement with any Affiliate of any Seller;

(ix)    any operating agreement applicable to the Properties; and

(x)    any other contracts or agreements which involve future payments or obligations in excess of $100,000.

The contracts and agreements described in Sections 7.9.1(i) through (x) above, together with any Contracts entered into after the date of execution of this Agreement that would have been required to be set forth in Schedule 7.9 if such Contracts had been entered into prior to the date of execution of this Agreement, are collectively referred to herein as the “Material Contracts”.

7.9.2    Except as disclosed in Schedule 7.9, no Seller or Drilling Partnership is nor, to Sellers’ Knowledge, is any other party, in breach or default under, or aware of the occurrence of any event that with notice or the passage of time would constitute a breach or default under, any of the Material Contracts, Leases or Surface Interests. Each of the Material Contracts, Leases and Surface Interests are in full force and effect (except, in the case of Surface Interests, where any failure to be in full force and effect would not materially interfere with or prevent operations as currently conducted on the Property or Properties related thereto) and, except as permitted pursuant to Section 9.2, have not been modified or amended from or after the Effective Time. Prior to the execution of this Agreement, Sellers furnished to Buyer true and complete copies of each Material Contract, Lease and Surface Interest and all amendments thereto.

7.10    Governmental Permits. Schedule 7.10 sets forth a true and complete list of all material Permits (other than Environmental Permits). Sellers or the applicable Drilling Partnerships have obtained, or as to Wells or Reorganization Wells operated by Third Parties the applicable operator has obtained, all material Permits (other than Environmental Permits)

required to be obtained to own or operate each Well and each Reorganization Well associated with the Properties. Each Permit (other than Environmental Permits) is valid and in good standing, and each Seller or applicable Drilling Partnership is in compliance in all material respects thereunder.

7.11    Payment of Royalties; Suspense Funds. All delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties (other than royalties held in suspense and in good faith by Sellers or any Drilling Partnerships), which are payable by Sellers or any Drilling Partnerships have been properly and correctly paid, and to Sellers’ Knowledge, if payable by Third Parties, have been properly and correctly paid. The suspended funds held by Sellers and Drilling Partnerships and owed to Third Parties for royalties with respect to the Properties are set forth in Schedule 7.11.

7.12    Imbalances. Schedule 7.12 sets forth all Imbalances existing as of March 31, 2017.

7.13    Non-Consent Operations. There are no operations (including drilling operations) associated with the Properties with respect to which any Seller or any Drilling Partnership is currently or will become a non-consenting or non-participating party.

7.14    Current Commitments. Schedule 7.14 contains a true and complete list, as of the date of execution of this Agreement, of (i) all authorizations for expenditures for all drilling operations applicable to the Properties in excess of $50,000 or for capital expenditures to such Properties in excess of $50,000 that have been proposed by any Person to any Seller, Drilling Partnership or Seller’s Affiliates on or after the Effective Time, whether or not accepted by such Seller, Drilling Partnership or any other Person, and (ii) all authorizations for expenditure in excess of $50,000 and written commitments for all drilling operations in excess of $50,000 applicable to such Properties or for other capital expenditures to such Properties in excess of $50,000 for which all of the activities anticipated in such authorizations for expenditures or commitments have not been completed by the Effective Time.

7.15    Taxes.

7.15.1    All Property Taxes and Severance Taxes that are due by Sellers or the Drilling Partnerships have been timely paid or are being contested in good faith. Sellers have timely filed or caused to be timely filed all Tax Returns, reports, statements and similar filings required by applicable Law with respect to the Properties and the Drilling Partnerships due on or prior to the Closing Date. There are no extensions or waivers of any statute of limitations with respect to such Taxes or Tax liens burdening the Properties or the Drilling Partnerships except for liens for current Taxes not yet due and payable.

7.15.2    None of the Properties (other than the Equity Interests identified in Section 2.1.13) are subject to tax partnership reporting requirements under applicable provisions of the Code.

7.15.3    No Seller or Drilling Partnership is a “foreign person” within the meaning of Code Section 1445.

7.15.4    All Taxes for which Buyer or any post-Reorganization Drilling Partnership could be held liable under a successor liability or similar theory of Law that have become due and payable have been timely paid in full when due.

7.15.5    Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 7.15 are the only representations and warranties in this agreement with respect to Taxes.

7.16    ERISA. All ERISA Plans are in compliance with ERISA, the Code and/or any other applicable Laws, in all material respects. All material ERISA Plans are listed in Schedule 7.16. Except as set forth in Schedule 7.16:

7.16.1    As of the date hereof, no Seller has taken action and, to Sellers’ Knowledge, no circumstances exist which may reasonably result in Buyer, any post-Reorganization Drilling Partnership or their Affiliates being a party to, or bound by, any ERISA Plan as of the Effective Time;

7.16.2    No ERISA Plan has provided, or provides, for the payment of retiree benefits by Buyer, any post-Reorganization Drilling Partnership or their Affiliates, including any obligation to pay for the cost of any post-retirement health care or life insurance or similar benefit. No Seller, any Drilling Partnership or their sponsors, maintains or has any obligations under any multiemployer or multiple-employer plan with respect to those employees associated with the operation of the Properties;

7.16.3    Each ERISA Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to Sellers’ Knowledge, no circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such ERISA Plan;

7.16.4    Within the immediately preceding six (6) years, no Seller, Drilling Partnership nor any ERISA Affiliate has withdrawn from any multiemployer plan (within the meaning of Section 3(37) of ERISA); and

7.16.5    Within the immediately preceding six (6) years, all contributions, premiums, and other payments required to be made with respect to any ERISA Plan have been made on or before their due dates under applicable law and the terms of such ERISA Plan, except as would not result in material Liability to the Sellers.

7.17    Labor Matters. With respect to the Properties: (i) there are no unfair labor practice charges or complaints against any Seller or any Drilling Partnership actually pending or, to Sellers’ Knowledge, threatened, before the National Labor Relations Board, or any pending labor grievance or labor arbitration request; (ii) there is no labor strike, slowdown, or stoppage actually pending or to Sellers’ Knowledge, threatened; (iii) none of the operations of any of the Properties have experienced any work stoppage due to labor disagreements within the past three (3) years; and (iv) no attempt to organize Sellers’ or any Drilling Partnership’s employees has resulted in an election within the past three (3) years or, to Sellers’ Knowledge, is threatened. The Properties are not now, nor at any time within the past three (3) years have they been, subject to any collective bargaining agreement, labor contract, letter of understanding or other similar arrangement with any labor union or organization.

7.18    Finder’s Fees. Sellers and the Drilling Partnerships have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer or any post-Reorganization Drilling Partnerships will have any responsibility whatsoever.

7.19    Operation of the Properties. For the period between the Effective Time and the date of execution of this Agreement, the Properties operated by Sellers (both directly and indirectly as the managing general partner of any Drilling Partnerships) have been operated in the ordinary course of business consistent with past practices.

7.20    Title to Facilities. Sellers or the Drilling Partnerships have good and marketable title or a valid leasehold interest in all of the Facilities that are material to Sellers’ or the Drilling Partnerships’ operation of the Properties.

7.21    Guarantees. Schedule 7.21 sets forth a complete and accurate list of all bonds, letters of credit, guarantees or other surety arrangements posted or entered into by any Seller or any Drilling Partnership to the extent exclusively in connection with the ownership or operation of the Properties.

7.22    Wells. Except as set forth in Schedule 7.22, there exist no Wells or Reorganization Wells that as of the date of this Agreement (i) are temporarily inactive or temporarily abandoned or (ii) any Seller or any Drilling Partnership is currently obligated by applicable Law to Plug and Abandon.

7.23    Casualty Loss. There has been no material Casualty Loss during the period beginning on the Effective Time and ending on the date of execution of this Agreement with respect to the Properties.

7.24    No Liens. Except as set forth on Schedule 7.24, Seller or the applicable Drilling Partnership owns the Properties free and clear of all Encumbrances securing any indebtedness with respect to borrowed money of Sellers, any Drilling Partnerships or any Affiliates of Sellers or any Drilling Partnerships.

7.25    Lease Status. Neither Sellers nor the Drilling Partnerships have received a written notice from any Person of (a) an outstanding breach or termination of any Lease or (b) alleging that a Lease is invalid. Except for the Leases, there are no oil and/or gas leases or subleases necessary for the operation of any of the Reorganization Wells by the Drilling Partnerships.

7.26    Bankruptcy.

(i)    There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to any Seller’s Knowledge, threatened against any Seller or Drilling Partnership or affecting any Seller’s or Drilling Partnership’s ability to sell any of the Properties or enter into the transactions contemplated by this Agreement.

After giving effect to the transactions contemplated by this Agreement, including payment of the Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, each Seller will be Solvent as of the Closing and immediately following the Closing. For purposes of this Section 7.26, “Solvent” with respect to each Seller means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Seller and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (1) the value of all “liabilities of such Seller and its subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal and state Laws governing determinations of the insolvency of debtors, including applicable fraudulent transfer Laws, and (2) the amount that will be required to pay the probable liabilities of such Seller and its subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (b) such Seller will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (c) such Seller will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(ii)    Each Seller was a debtor in those certain jointly-administered bankruptcy proceedings styled In re Atlas Resource Partners, L.P., Case No. 16-12149 (the “Bankruptcy Case”) filed in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Sellers’ prepackaged joint plan of reorganization (the “Plan”) was confirmed pursuant to the Bankruptcy Court’s order dated August 26, 2016. The Plan became effective on September 1, 2016, and as a result, the Plan has been substantially consummated. The Plan is binding on all parties whose claims or interests were affected thereunder and vested Sellers with all right, title and interest in the Properties being transferred under the Agreement. The Bankruptcy Case was closed by order of the Bankruptcy Court dated October 20, 2016 and no order entered by the Bankruptcy Court in the Bankruptcy Case is subject to any appeal.

7.27    [Intentionally Omitted.]

7.28    Drilling Partnerships.

(i)    Each Drilling Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its respective state of formation. Each Drilling Partnership is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

(ii)    As of the Closing, each Drilling Partnership will be governed by a partnership agreement substantially similar in all material respects to the partnership agreement of the Existing Partnership, provided the new partnership agreements for the newly formed Drilling Partnerships shall include equitable adjustments to the provisions thereof to reflect a recalculation of the general partner’s subordination obligations for the Reorganization Wells. The recalculation of the subordination obligation shall be based upon the actual historical net revenue of the Reorganization Wells in an Existing Partnership relative to (a) capital invested for the Reorganization Wells and (b) the return threshold in the applicable partnership agreement.

(iii)    As of the Closing (or delayed closing, as applicable), the Reorganization Documents (as defined in subsection (x) below) will have been duly executed and delivered on behalf of the Drilling Partnerships and will constitute (and the Operative Documents to which any Drilling Partnership is a party, when executed and delivered at such closing, will constitute) a legal, valid and binding obligation of the Drilling Partnerships, enforceable against each Drilling Partnership in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.

(iv)    Immediately prior to the Closing, an Affiliate of Atlas Resources LLC will own, beneficially and of record all of the general partner interests in each Drilling Partnership, and such Affiliate shall not own any asset or have any Liability other than Equity Interests in the Drilling Partnerships. Schedule 7.28(iv) sets forth a true, complete and correct list of all of the Equity Interests (including general partner and limited partner interests) in the Existing Partnerships issued and outstanding as of the date hereof, and except as set forth on Schedule 7.28(iv), no Person holds any Equity Interests in the Existing Partnerships. Immediately prior to the Closing and except as set forth in the immediately preceding sentence, the Equity Interests in the post-Reorganization Drilling Partnerships will be identical to the Equity Interests in the Existing Partnerships that owned the applicable Reorganization Wells prior to the Reorganization, and no other Person will hold any Equity Interests in the post-Reorganization Drilling Partnerships.

(v)    As of the Closing, (a) the post-Reorganization Drilling Partnerships will not own, directly or indirectly, any Equity Interests in any Person, any leasehold interest in any Lease, or any wells or related assets other than the Reorganization Wells and related Properties and (b) the Affiliate of Atlas Resources, LLC who owns the general partnership interests in the Drilling Partnerships will not own any Equity in any Person other than a Drilling Partnership.

(vi)    Immediately prior to the Closing, the Affiliate of Atlas Resources, LLC who owns the general partnership interests in the Drilling Partnerships will be the operator of record of each Reorganization Well pursuant to an operating agreement with the applicable Drilling Partnership on substantially the same terms and conditions as the existing operating agreements governing the applicable Reorganization Wells.

(vii)    As of the Closing, the pre-Reorganization Existing Partnerships’ interests in the Reorganization Wells will be owned by the post-Reorganization Drilling Partnerships.

(viii)    The Reorganization will not conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or except as set forth on Schedule 7.28(viii), require any consent, authorization, waiver or approval of, any Third Party (including any limited partner of any Drilling Partnership) under, or be subject to any Preferential Rights under, any contract to which any Seller or any Drilling Partnership is a party. As of the Closing, Sellers and the Drilling Partnerships will have complied with all applicable securities Laws.

(ix)    Except as set forth on Schedule 7.28(ix), the execution and delivery of the Reorganization Documents and the applicable deliverables required to be delivered pursuant to Section 14.2 by the managing general partner of each Drilling Partnership and the consummation of the Reorganization and transactions contemplated by this Agreement will not:

(a)    conflict with or require the consent of any Person under any of the terms, conditions or provisions of the governing documents of such Existing Partnership or Drilling Partnership;

(b)    violate any provision of, or require any consent or approval under any Laws applicable to such Existing Partnership or Drilling Partnership (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); or

(c)    result in the creation or imposition of any lien or encumbrance upon one (1) or more of the Properties other than a Permitted Encumbrance.

(x)    As of the Closing, Sellers have provided Buyer with true, complete and correct copies of (A) the certificates of limited partnerships, partnership agreements and all amendments to any of the foregoing of the Existing Partnerships and the Drilling Partnership Agreements, (B) all documents required to complete the Reorganization, (C) all new contracts or other agreements to be entered into by the Drilling Partnerships in connection with the Reorganization, and (D) all documents submitted to any Third Party, including without limitation any Governmental Authority, in connection with the Reorganization (collectively, the “Reorganization Documents”).

(xi)    Each of the financial statements of the Public Partnerships (“Partnership Financial Statements”) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the financial position and operating results, equity and cash flows of each Public Partnership as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures. Grant Thornton LLP is the independent registered public accounting firm for the Public Partnerships and has not resigned or been dismissed as independent registered public accountants of the Public Partnerships as a result of or in connection with any disagreement with any Public Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. None of the Public Partnerships has any material liability of the type required to be reflected on a consolidated balance sheet of such Public Partnership prepared in accordance with GAAP, except for (i) liabilities set forth on the most recent unaudited consolidated balance sheet of such Public Partnership included in the documents filed prior to the date hereof with the U.S. Securities and Exchange Commission (the “Partnership Balance Sheet Date”) or the notes thereto and (ii) liabilities that have arisen since the Partnership Balance Sheet Date in the ordinary course of business.

(xii)    Since the Partnership Balance Sheet Date, (i) except for the Reorganization, the business of each Public Partnership has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xiii)    Schedule 7.28(xiii) contains a true, correct and complete list of (a) each officer, director or manager of each Drilling Partnership, (b) each bank account of each Drilling Partnership and (c) the persons authorized to sign checks drawn on such accounts.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each of the statements made in this Article 8 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

8.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Alabama. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

8.2    Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.

8.3    Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Operative Documents to which it is a Party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.

8.4    No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.

8.5    No Further Distribution. Buyer is not acquiring the Properties in contemplation of a distribution thereof in violation of the Securities Act of 1933, as amended, or any Laws pertaining to the distribution of securities.

8.6    Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which any Seller will have any responsibility whatsoever.

8.7    Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas industry and the business of owning and operating assets similar to the Properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on its own independent due diligence investigation of the Sellers and the Properties, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties and the respective values thereof.

ARTICLE 9

COVENANTS OF THE PARTIES

9.1    Access.

9.1.1    Subject to Section 6.1, Sellers will give Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (i) the Records and (ii) the Properties operated by Sellers, and with respect to the Properties not operated by Sellers, Sellers shall use Commercially Reasonable Efforts to obtain access for Buyer to such Properties as it may reasonably request.

9.1.2    Buyer shall release, indemnify and hold harmless Seller Group from and against any and all Claims arising from Buyer’s or any of its authorized representatives’ inspection of or access to (including any access granted to Buyer and its authorized representatives pursuant to Section 6.1) the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, and specifically to the extent of Claims arising out of or partially or fully caused by the negligence of Seller Group). Notwithstanding the foregoing, in no event shall Buyer be required to release, indemnify and hold harmless Seller Group for any Claims (i) to the extent that such indemnified event or occurrence is caused by or the result of gross negligence or willful misconduct of Seller Group, and (ii) with respect to any pre-existing Environmental Conditions identified by or on behalf of Buyer as a result of any physical inspection, due diligence activities or access granted to Buyer and its authorized representatives pursuant hereto, provided that Buyer does not exacerbate any such pre-existing Environmental Condition.

9.2    Conduct of Business Pending Closing. From the date hereof to the Closing Date, except (i) as provided herein, (ii) as required by Law or any obligation, agreement, Lease,

contract or instrument referred to on any Exhibit or Schedule, (iii) as may be undertaken by Sellers in order to transition and prepare the Properties for acquisition by Buyer, including the Reorganization, and to consummate the transaction contemplated by this Agreement or any Operative Document, or (iv) as otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Sellers will, and will cause the Drilling Partnerships to:

9.2.1    operate and maintain the Properties in the normal, usual and customary manner, consistent with prior practice;

9.2.2    not dispose of or relinquish any of the Properties (other than relinquishment resulting from the expiration of a non-producing Lease still in its primary term, the abandonment of a Lease not operated by a Seller, or the disposition in the ordinary course of Facilities no longer suitable for Hydrocarbons field operation and with a value less than $50,000);

9.2.3    not waive, compromise or settle, or violate, breach or default under, any material right or Claim with respect to any of the Properties;

9.2.4    not make or enter into an agreement to make, terminate or amend an agreement for capital expenditures or workover expenditures with respect to the Properties in excess of $100,000 (net to the applicable Seller’s interest), except when required by an emergency when there is insufficient time to obtain advance consent (provided, that Sellers will promptly notify Buyer of any such emergency expenditures);

9.2.5    not incur Liabilities with respect to the Properties for which Buyer or the applicable Drilling Partnership would be responsible after Closing, other than transactions in the normal, usual and customary manner, of a nature and in an amount (not to exceed $100,000) consistent with past practices employed by Sellers with respect to the Properties (counting Liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single Liability);

9.2.6    not permit, allow or suffer any of the Properties to be subject to any Encumbrances that would impose any Liability, other than Permitted Encumbrances;

9.2.7    not cancel any indebtedness owed to Sellers, any Drilling Partnerships or their Affiliates that is fairly attributable to the Properties for the period of time on or after the Effective Time;

9.2.8    make payment of all costs and expenses attributable to the ownership or operation of the Properties and relating to the period prior to the Effective Time (other than amounts which are being disputed in good faith and to the extent consistent with Sellers’ prior practices), and shall carry on its business with respect to the Properties in substantially the same manner as before the date hereof;

9.2.9    use Commercially Reasonable Efforts to preserve in full force and effect all Leases and Material Contracts that relate to the Properties in a manner consistent with its past practices;

9.2.10    not, except as otherwise provided in this Agreement, (i) amend or terminate (unless the term thereof expires pursuant to the provisions existing therein), or violate, breach, or default under, any Material Contract or (ii) enter into any Material Contract, in each case other than extensions of existing Material Contracts that are subject to expiration within twelve (12) months consistent with past practices employed by Sellers with respect to the Properties;

9.2.11    not terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease, permit or right-of-way (other than amending a Lease with respect to pooling or clarification of property descriptions or extending a Lease in order to avoid termination or forfeiture of such Lease);

9.2.12    file all severance Tax and property Tax Returns related to the Properties that are required to be filed on or prior to the Closing Date (without regard to any extension requested or granted with respect to such Tax Return, except where the Buyer consents to such an extension (such consent not to be unreasonably withheld)), and will file 2016 income Tax Returns with respect to the Sellers in the ordinary course of its business when required to be filed (taking into account any available extensions);

9.2.13    not abandon any Properties (except any Lease after the expiration of its primary term or Well (consistent with the past practices of Sellers with respect to the Properties), in each case if not capable of producing in paying quantities); and

9.2.14    not commit to do any of the foregoing actions which Sellers or Drilling Partnerships are prohibited from taking.

9.3    Consents and Approvals. Each Party will, and Sellers will cause the Drilling Partnerships to:

9.3.1    give notices to, make filings with, and use Commercially Reasonable to obtain authorizations, consents and approvals of any Third Parties, in each case, to the extent necessary for the consummation of the transactions contemplated hereby;

9.3.2    provide such other information and communications to Governmental Authorities or other Persons as the other Party may reasonably request in connection with such transactions;

9.3.3    cooperate with the other Party as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Third Parties required of Buyer to consummate such transactions; and

9.3.4    Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, Sellers shall not be required to pay any assignment, consent or transfer payments, premiums, fees or penalties that Sellers would be required to pay to any Third Party to the extent set forth in any agreement, Lease, contract or instrument referred to on any Exhibit or Schedule (collectively, the “Assignment Premiums”), unless otherwise agreed by the Parties.

9.4    Confidentiality. The Parties will remain subject to the Confidentiality Agreement until Closing, at which time the Confidentiality Agreement will terminate (except as to (i) such portion of the Properties that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to assets other than the Properties).

9.5    Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will obtain approval of the other Party to the text of a public announcement or statement to be made solely by Sellers, on the one hand, or Buyer, on the other, as the case may be, which approval shall not be unreasonably withheld or delayed; provided, however, if Sellers, on the one hand, or Buyer, on the other are required by Law or the rules of a national securities exchange to make such public announcement or statement, then the same may be made without the approval of (but with concurrent written notice to) the other Party.

9.6    Affiliate Contracts. Schedule 9.6 sets forth, as of the date hereof, all contracts or agreements with any Affiliate of Sellers that relate to the Properties or by which the Properties are bound. Sellers will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between any Seller and its respective Affiliates to the extent relating to or binding the Properties.

9.7    Calculation of Inventory Hydrocarbons. For purposes of this Agreement, the volume of Inventory Hydrocarbons shall be determined by gauging the tanks and vessels holding Inventory Hydrocarbons (as measured to the bottom of the flange of such tanks and vessels) as of, or as close as reasonably practicable to, the Effective Time. Sellers shall cause such gauging to occur and will provide to Buyer the Lease or Unit operator’s tank gauge readings, meter tickets or other inventory records of the Inventory Hydrocarbons. The Inventory Hydrocarbons as of April 13, 2017 are set forth on Schedule 9.7.

9.8    Satisfaction of Conditions. Each Party will use Commercially Reasonable Efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

9.9    Successor Operator. While Buyer acknowledges that it desires to succeed Sellers as operator of those Properties or portions thereof that Sellers may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Properties because the Properties or portions thereof may be subject to operating or other agreements or applicable Law that control the appointment of a successor operator. Each Seller agrees, however, that as to the Properties it operates, it shall use its Commercially Reasonable Efforts to support Buyer’s efforts to become successor operator of such Properties (to the extent permitted by applicable Law or under any applicable operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate, delegate and/or appoint, to the extent legally possible and permitted under applicable Law or any applicable operating agreement, Buyer as successor operator of such Properties effective as of Closing.

9.10    Replacement of Bonds. Buyer acknowledges that none of the bonds, letters of credit, guarantees or other surety arrangements (collectively, “Bonds”), posted or obtained by any Seller or its Affiliates (but excluding the Drilling Partnerships) relating to the ownership or operation of the Properties are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to obtained in the name of Buyer, replacements for those Bonds set forth in Schedule 7.21 to the extent such Bonds are necessary for Buyer’s ownership or operation of the Properties after the Closing. Buyer shall promptly notify Sellers, of any such Bonds that are not necessary for Buyer’s ownership or operation of the Properties after the Closing, and the Parties shall each cooperate with the other Party and use Commercially Reasonable Efforts to cancel and cause the release of any such Bonds. At or prior to Closing, Buyer shall deliver to Sellers evidence of the posting or obtaining of any Bonds necessary for Buyer’s ownership or operation of the Properties after the Closing. To the extent a Governmental Authority does not permit any Well to be released from any Bonds of Sellers, then from and after Closing, Buyer shall be responsible for and shall take all actions reasonably necessary to cause the cancellation and release of such Bonds in a commercially reasonable period of time, including the satisfaction of any Assumed Liabilities (including, if required, to Plug and Abandon) and shall cooperate with any reasonable requests of Seller related to the same.

9.11    Amendment of Schedules. Each Party shall give prompt notice to the other Party upon its discovery prior to the Closing of (a) any representation or warranty contained in this Agreement being untrue or inaccurate when made, or (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in this Agreement to be untrue or inaccurate on the Closing Date; provided that a failure, or a breach of the covenant, to give notice of clause (a) or clause (b) shall not be a breach of this Agreement and shall instead be deemed a breach of the applicable representation for purposes of a Party’s indemnification obligations under Article 18. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereunder arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 12 or Article 13, as applicable, have been fulfilled, the Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing occurs, then any such disclosed matters that gave rise to a right of termination of this Agreement by the other Party shall be deemed waived by the other Party, and the other Party shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters. Notwithstanding anything herein to the contrary, to the extent any new Title Defects or Environmental Conditions are disclosed by Sellers prior to Closing, the provisions of Section 4.2 and Section 6.2, respectively, shall control.

9.12    Cooperation. After the Closing, each Party shall (and shall cause its and its Affiliates’ management and employees to) reasonably cooperate with the other Party in good faith with respect to the provision of information (to the extent reasonably necessary and permissible) in connection with the matters set forth on Schedule 2.3.2(iv).

9.13    Reorganization.

9.13.1    Sellers will provide to Buyer a copy of each Reorganization Document for Buyer’s review and comment prior to the earlier of (i) the execution and delivery of such Reorganization Document, (ii) the delivery of such Reorganization document to any Third Party, including any Governmental Authority, or (iii) the Closing. Buyer shall be obligated to provide to Sellers any comments to the Reorganization Documents within five (5) Business Days following delivery of such Reorganization Documents by Sellers, and Sellers shall consider such comments in good faith.

9.13.2    If, as of the Closing Date, the Reorganization has not been completed with respect to any Reorganization Wells, then with respect to such Reorganization Wells, (i) the Equity Interests of the Existing Partnership that owns such Reorganization Wells, together with all Properties primarily related thereto, will not be conveyed to Buyer at Closing and will be deemed an Excluded Asset, (ii) the Purchase Price will be reduced by the applicable Allocated Values for such retained Properties, and (iii) Buyer will, and Sellers will cause the applicable Existing Partnerships to, execute a mutually agreed operating agreement whereby Buyer will assume day to day operation of the applicable Reorganization Wells; provided, however, if the Reorganization is completed with respect to such Reorganization Wells by September 30, 2017, then Sellers shall deliver such retained Properties at a delayed closing pursuant to the procedures in Section 9.13.3.

9.13.3    If any Properties are to be conveyed to Buyer pursuant to Section 9.13.2, then (i) such Properties shall be deemed to no longer be Excluded Assets and shall be Properties for all purposes under this Agreement, (ii) such Properties shall be conveyed on the date that is no more than thirty (30) days after the Reorganization is complete with respect to such Reorganization Wells, (iii) such Properties shall be conveyed pursuant to an assignment in the form of the Equity Interests Assignment and Conveyance (if applicable), subject to the terms and conditions of this Agreement (including the Effective Time) and (iv) simultaneously with such Equity Interests Assignment and Conveyance (if applicable), Buyer shall pay to Sellers the Allocated Values for such Properties as otherwise adjusted solely to the extent not duplicative of adjustments already made to the Purchase Price. Any survival periods relating to an Equity Interests Assignment and Conveyance (if applicable) at a delayed Closing shall begin to run on the date of such delayed Closing.

ARTICLE 10

CASUALTY LOSS

10.1    Notice of Casualty Loss Prior to Closing. If, between the date hereof and the Closing, any portion of the Properties are damaged or destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Properties are taken by condemnation or under the right of eminent domain and such damage, destruction or condemnation has an adverse effect on the value of the affected Properties in an amount that exceeds $1,000,000 (all of which are herein called “Casualty Loss” and are limited to property damage or taking only), Sellers shall notify Buyer promptly after Sellers learn of such event.

10.2    Casualty Loss.

10.2.1    Sellers shall have the right, but not the obligation, to cure a Casualty Loss that consists of property damage by repairing the affected Property to the state existing immediately prior to the Casualty Loss no later than the Closing Date.

10.2.2    If any uncured Casualty Loss exists at the Closing, Sellers shall (i) convey the affected Properties as of Closing without an adjustment to the Purchase Price, and (ii) assign to Buyer any and all insurance proceeds and the Purchase Price shall be reduced by any applicable deductible amount, Third Party Claims and other payments associated with or attributable to such Casualty Loss.

ARTICLE 11

PERSONNEL

11.1    Available and Transferring Employees.

11.1.1    Schedule 11.1.1 shall be delivered by Sellers on the date hereof and sets forth a list of all employees (including such employee’s name, position, location, and compensation information) of Sellers or their Affiliates who may be considered for employment by Buyer or its Affiliate (collectively, the “Available Employees”).

11.1.2    Buyer or its Affiliate, in its sole discretion, may make offers of employment, which offers will be effective as of the Closing Date (“Employment Date”), to one (1) or more of the Available Employees. Each such offer will be at base salary or hourly base wage, as applicable, through the first anniversary of the Closing Date, are no less favorable than the base salary or hourly base wage, as applicable, of such Available Employee on the day immediately prior to the Closing Date (each such offer, a “Qualifying Offer of Employment”). Sellers shall have the right to review the documents evidencing Buyer’s offers of employment for compliance with the terms of this Agreement. The other terms of employment for any Available Employee to whom Buyer makes an offer of employment shall be on terms and conditions that are substantially comparable in the aggregate to the employee benefits provided by Buyer or its Affiliates to its similarly situated employees. No later than five (5) days prior to the Closing Date, Buyer shall notify Sellers as to each employee who has accepted Buyer’s Qualifying Offer of Employment, and each employee who has rejected Buyer’s Qualifying Offer of Employment.

11.1.3    From the date hereof through the Closing Date, all contact and communication with Available Employees shall be coordinated through the Sellers’ Human Resources department(s), which shall cooperate with Buyer in permitting Buyer or its Affiliate reasonable access to the Available Employees to communicate any information concerning employment offers and employment with Buyer.

11.1.4    The employment of Available Employees who accept Buyer or its Affiliate’s Qualifying Offer of Employment will automatically terminate with the applicable Seller or its Affiliate effective as of 11:59 PM (Eastern time) on the day immediately prior to the Closing Date and commence employment at 12:00 AM (Eastern time) with Buyer or its Affiliate as of the Closing Date (such Available Employees who actually become employees of Buyer or its Affiliate as of the Closing Date are referred to individually and collectively as “Transferring Employees”).

11.2    Buyer’s Employee Benefit Plans.

11.2.1    All Transferring Employees shall cease to be eligible for active participation in all plans, programs and arrangements of the applicable Seller or its Affiliates relating to employee benefits (each a “Seller Plan”) as of the Closing Date. As of the Closing Date, each Transferring Employee shall be permitted to participate in the plans, programs, and arrangements of Buyer or its Affiliates relating to employee benefits (each a “Buyer Plan” and collectively, the “Buyer Plans”) for which he or she is eligible. In addition, and without limiting the generality of the foregoing, (i) for purposes of eligibility, vesting, and seniority (but not for benefit accrual) under any Buyer Plan, Buyer or its Affiliate shall cause each Transferring Employee to be credited with service with Sellers or their Affiliates as though such service was provided by Buyer or its Affiliate, except where such crediting would result in duplication of benefits and (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferring Employee, Buyer shall use Commercially Reasonable Efforts to cause, to the extent allowable under applicable Law and the Buyer Plans, (A) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferring Employee and his or her covered dependents, and (B) cause any eligible expenses incurred by such Transferring Employee and his or her covered dependents during the portion of the plan year of the applicable Seller Plan ending on the date such Transferring Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

11.2.2    As soon as administratively practicable following the Closing Date, a defined contribution plan of Buyer or its Affiliate that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) shall accept a rollover by Transferring Employees of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from any Seller Plan that is a 401(k) savings plan, including plan loans, in accordance with applicable Code requirements for such rollovers.

11.2.3    As soon as reasonably practicable following the Closing Date, the applicable Seller shall pay to each Transferring Employee, in a lump sum, the amount of any unused paid time off accrued by such Transferring Employee as of the Closing Date under such Seller’s paid time off policy.

11.3    WARN Act. Seller shall be responsible for any WARN Obligations relating to any termination of service of Sellers’ employees that occurs prior to the Closing Date and shall indemnify Buyer for any such WARN Obligations; provided, however, that if Buyer fails to make a Qualifying Offer of Employment to an Available Employee, Buyer shall be responsible for any WARN Obligations relating to the termination of such Available Employee’s employment with any Seller or its Affiliates immediately prior to or on the Closing Date and shall indemnify Sellers for any such WARN Obligations. Buyer shall be responsible for any WARN Obligations relating to actions or inactions taken by Buyer on or following the Closing Date and shall indemnify Seller for any such WARN Obligations.

11.4    No Third Party Rights. Notwithstanding any provision in this Agreement to the contrary, Sellers and Buyer do not intend to create any third-party beneficiary rights respecting any employee as a result of the provisions in this Article 11 and specifically negate any such intention. The understandings set forth in this Article 11 are solely for the purpose of defining the obligations between Buyer and Sellers and will not be construed as creating any employment contract, offer of employment or other agreement between either Buyer or any Seller, on the one hand, and any Available Employee, on the other hand.

11.5    Non-Solicitation. Beginning on the Closing Date and continuing for a period of one year from and after the Closing Date, no Party or its Affiliates will directly or indirectly (i) cause, solicit, induce or encourage any employees of the other Parties or any of its Affiliates to leave such employment or (ii) hire, employ or otherwise engage any such individual, in each case, without the prior written consent of such other Party, which may be withheld in its sole and absolute discretion; provided, however, this Section 11.5 will not preclude any Party or their Affiliates from hiring any person (a) who responds to any general solicitation or advertisement (provided that such Party and its Affiliates have not directed or targeted such solicitation or advertisement at such other Parties, their Affiliates or such person), (b) who contacts a Party or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from such Party or any of its Affiliates, other than any general solicitation or advertisement or (c) who is fired, released or otherwise discharged by a Party or any of its Affiliates (other than as a result of any action(s) by any other Party or its Affiliates relating to such individual’s employment with a Party or its Affiliates).

11.6    Severance. In the event that, on or prior to the first anniversary of the Closing Date, Buyer or its Affiliate hires any Available Employee who did not become a Transferring Employee as of the Closing Date pursuant to Section 11.1.4, Buyer shall promptly reimburse the applicable Seller or its Affiliates for any severance payments and costs (including the employer portion of any employment Taxes) incurred by such Seller or its Affiliate in connection with the termination of such Available Employee following the Closing Date.

ARTICLE 12

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers to be performed at the Closing (or any delayed closing, as applicable) are subject to the fulfillment (or waiver by Sellers in their sole discretion), before or at the Closing (or any delayed closing, as applicable), of each of the following conditions:

12.1    Representations and Warranties. The representations and warranties by Buyer set forth in Article 8, without giving effect to any “materiality” qualifications therein, shall be true and correct in all respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where such failures to be true and correct would not in the aggregate have a material effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

12.2    Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

12.3    No Litigation, Orders or Laws. There shall be no legal action or proceeding instituted by a Governmental Authority or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement. There shall be no Laws, order (including temporary restraining order), decree or judgment of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

12.4    Right to Terminate. Neither Party is entitled to and has exercised its right to terminate this Agreement pursuant to Article 15.

12.5    Closing Deliverables. Buyer shall be ready, willing and able to deliver to Buyer at the Closing all closing deliverables and items required to be delivered by Seller under Section 14.2.

ARTICLE 13

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing (or any delayed closing, as applicable) are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing (or any delayed closing, as applicable), of each of the following conditions:

13.1    Representations and Warranties. The representations and warranties of Sellers set forth in Article 7, without giving effect to any “materiality” qualifications therein, shall be true and correct in all respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where such failures to be true and correct would not in the aggregate have a Material Adverse Effect.

13.2    Covenants. Sellers shall have performed and complied with (or caused the Drilling Partnerships to have performed and complied with) in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

13.3    No Litigation, Orders or Laws. There shall be no legal action or proceeding instituted by a Governmental Authority or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement. There shall be no Laws, order (including temporary restraining order), decree or judgment of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

13.4    Right to Terminate. Neither Party is entitled to and has exercised its right to terminate this Agreement pursuant to Article 15.

13.5    Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on, or materially adversely affect the consummation of the transactions contemplated by this Agreement.

13.6    Closing Deliverables. Each Seller shall be ready, willing and able to deliver to Buyer at the Closing all closing deliverables and items required to be delivered by Sellers under Section 14.2.

ARTICLE 14

CLOSING

14.1    The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) will be held at Buyer’s offices at 100 Corporate Drive, Birmingham, Alabama 35242, on the later to occur of (i) June 19, 2017 or (ii) the fifth (5th) day after the date that the conditions to the Closing set forth in Article 12 and Article 13 have been satisfied or waived (other than the conditions which by their nature can be satisfied only at the Closing) or such other Business Day as may be mutually agreed by the Parties (subject to Section 4.7.2 and Section 6.6.2, the “Closing Date”). For any delayed Closings pursuant to Sections 4.9, 5.3 or 6.7, the Closing and the Closing Date will be on the actual date on which the delayed Closing occurs.

14.2    Closing Deliveries. At Closing (or a delayed closing, as applicable) the following events will occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and the Parties will treat each event as if it occurred simultaneously with the other events:

14.2.1    Each Seller will execute and deliver to Buyer, and Buyer will execute and receive, one (1) or more instruments of assignment, in substantially the form of the Conveyance, Assignment and Bill of Sale set forth as Exhibit C (the “Conveyance”);

14.2.2    Atlas Resources LLC will execute and deliver to Buyer, one (1) or more Reorganization Wells Warranties, in substantially the form set forth as Exhibit F;

14.2.3    Each Seller will execute and deliver to Buyer, and Buyer will execute and receive, one (1) or more instruments of assignment of the Equity Interests in the Drilling Partnerships, in substantially the form set forth as Exhibit G (the “Equity Interest Assignment”);

14.2.4    Sellers will deliver to Buyer all of the Reorganization Documents;

14.2.5    Buyer will deliver via wire transfer to an account specified by Sellers, in immediately available funds, the Closing Purchase Price minus the amount of the Escrow Funds;

14.2.6    Each Seller will execute and deliver to Buyer any applicable governmental transfer form required by the Governmental Authority with jurisdiction over the Properties;

14.2.7    Each Seller will execute and deliver a non-foreign tax affidavit in substantially the form set forth in Exhibit D and Form W9 (Request for Taxpayer Identification Number and Certification);

14.2.8    Buyer will deliver to Sellers a certificate, dated as of the Closing Date and executed by an officer of Buyer, that the conditions set forth in Section 12.1 and Section 12.2 have been fulfilled;

14.2.9    Buyer will deliver to Sellers a certificate, dated as of the Closing Date, and executed by the Secretary or any Assistant Secretary of Buyer:

(i)    certifying and attaching current organizational documents of Buyer;

(ii)    certifying and attaching current good standing documents of Buyer;

(iii)    certifying and attaching current resolutions of Buyer approving this Agreement and the transactions under this Agreement; and

(iv)    certifying the incumbency of the officers executing this Agreement and all related agreements, in form and substance reasonably satisfactory to Seller.

14.2.10    Sellers will deliver to Buyer a certificate, dated as of the Closing Date, and executed by an officer of each Seller that the conditions set forth in Section 13.1 and Section 13.2 have been fulfilled;

14.2.11    Each Seller will deliver to Buyer a certificate, dated as of the Closing Date, and executed by the Secretary or any Assistant Secretary of such Seller:

(i)    certifying and attaching current organizational documents of such Seller;

(ii)    certifying and attaching current good standing documents of such Seller;

(iii)    certifying and attaching current resolutions of that Seller approving this Agreement and the transactions under this Agreement; and

(iv)    certifying the incumbency of the officers executing this Agreement and all related agreements, in form and substance reasonably satisfactory to Buyer.

14.2.12    The managing general partner of each Drilling Partnership will deliver to Buyer a certificate, dated as of the Closing Date, and executed by the Secretary or any Assistant Secretary of such Drilling Partnership:

(i)    certifying and attaching its current organizational documents including without limitation its current certificate of limited partnership and partnership agreement;

(ii)    certifying and attaching current good standing documents of such Drilling Partnership; and

(iii)    certifying and attaching the resignations of the officers and directors of the Drilling Partnerships.

14.2.13    Each Party will execute and deliver to the other Party a copy of the Preliminary Settlement Statement.

14.2.14    Each Party will execute and deliver to the other Party and to the Escrow Agent joint written instructions authorizing the Escrow Agent to release to Sellers the Escrow Funds.

14.2.15    Each Party will execute and deliver to the other Party that certain side letter agreement governing certain matters set forth on Schedule 7.8.

14.2.16    Sellers will deliver to Buyer payoff letters in a form reasonably acceptable to Buyer with respect to any Indebtedness required to be paid at Closing, along with evidence of the release, in recordable form, of all Encumbrances on the Properties (other than Permitted Encumbrances) that secure any Indebtedness of Sellers or the Drilling Partnerships.

14.2.17    Sellers will execute and deliver (or will cause the Drilling Partnerships to execute and deliver) to Buyer any other instruments and agreements (including ratification or joinder instruments required to transfer Properties from Sellers to Buyer) as are necessary or appropriate to comply with Sellers’ obligations under this Agreement.

14.2.18    Each Seller shall execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form reasonably acceptable to Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties from and after the Closing Date, for delivery by Buyer to the purchasers of production.

14.2.19    Each Party will execute and deliver to the other Party a Transition Services Agreement in the form of Exhibit E.

ARTICLE 15

TERMINATION AND REMEDIES

15.1    Termination. This Agreement may be terminated prior to Closing as provided below.

15.1.1    The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

15.1.2    Buyer may terminate this Agreement at any time prior to the Closing Date if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement by Sellers that (i) has not been waived by Buyer, and (ii) is not capable of being cured prior to the Outside Date or is not cured by the earlier of (a) 30 days following Buyer’s written notice to Sellers of such breach and (b) the Outside Date; provided that the right to terminate this Agreement under this Section 15.1.2 shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

15.1.3    Sellers may terminate this Agreement at any time prior to the Closing Date if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement by Buyer that (i) has not been waived by Sellers, and (ii) is not capable of being cured prior to the Outside Date or is not cured by the earlier of (a) 30 days following Sellers’ written notice to Buyer of such breach and (b) the Outside Date; provided that the right to terminate this Agreement under this Section 15.1.3 shall not be available to Sellers if any Seller is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

15.1.4    Either Party may terminate this Agreement if Closing has not occurred on or before the Outside Date; provided, however, that no Party may terminate this Agreement pursuant to this Section 15.1.4 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Outside Date.

15.1.5    Either Party may terminate this Agreement, if consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority permanently enjoining, restraining, prohibiting or awarding substantial damages in connection with (i) Sellers’ proposed sale of Properties to Buyer or (ii) consummation of the transactions contemplated by this Agreement.

15.1.6    Either Party may terminate this Agreement if the aggregate of the following amounts exceeds 20% of the Purchase Price: (i) the Uncured Title Defects Value plus (ii) the Unremedied Environmental Conditions Amount plus (iii) the aggregate reduction in Purchase Price pursuant to Title Defect Removals and Environmental Condition Removals plus (iv) the decrease in the value of the Properties due to Casualty Losses (after taking into account insurance and indemnity proceeds) plus (v) the Allocated Value of the Properties deemed to be Excluded Assets pursuant to Article 5.

15.2    Notice of Termination. A Party exercising its right of termination hereunder shall deliver notice to the other Party in accordance with Section 20.1 and within any applicable time periods contemplated by Section 15.1.

15.3    Effect of Termination.

15.3.1    If this Agreement is terminated pursuant to Section 15.1, all obligations of the Parties under this Agreement will terminate and the Parties shall have no liability or obligation hereunder, except that the obligations of the Parties in this Section 15.3 and in Section 9.4, Section 9.5, Section 18.5, and Section 20.11 will survive.

15.3.2    If, with respect to Sellers, Sellers are entitled to terminate this Agreement pursuant to Section 15.1.3, or with respect to Buyer, Buyer is entitled to terminate this Agreement pursuant to Section 15.1.2, then, such Party shall have the option to either (i) terminate this Agreement and cause the Escrow Agent to release to such Party the Escrow Funds (and if so elected, Buyer and Sellers shall promptly deliver duly executed joint written instructions to the Escrow Agent directing the Escrow Agent to make such release), in which event such Escrow Funds shall constitute liquidated damages hereunder and shall be the sole and exclusive remedy available to such Party for any such wrongful failure to perform at Closing or other uncured material breach of this Agreement, or (ii) be entitled to all rights and remedies available at law or in equity (except for specific performance) for any breach of this Agreement by the other Party; provided that such Party’s Liability for monetary damages in such event shall not exceed $22,500,000, which amount may be partially paid by a release to such Party of the Escrow Funds. Sellers and Buyer acknowledge and agree that if a Party exercises the option under this Section 15.3.2 to receive the Escrow Funds, then (a) such Party’s actual damages are difficult to ascertain with any certainty, (b) the Escrow Funds are a fair and reasonable estimate by the Parties of such actual damages of such Party and (c) such liquidated damages do not constitute a penalty.

15.3.3    In the event that this Agreement is terminated under Section 15.1 other than by Sellers pursuant to Section 15.1.3 or by Buyer pursuant to Section 15.1.2, Buyer shall be entitled to cause the Escrow Agent to release to Buyer the Escrow Funds (and if Buyer so elects, Sellers and Buyer shall promptly deliver duly executed joint written instructions to the Escrow Agent directing the Escrow Agent to make such release).

ARTICLE 16

ACCOUNTING MATTERS

16.1    Preliminary Settlement Statement. Sellers will prepare, in accordance with this Agreement, a statement (“Preliminary Settlement Statement”), and deliver a copy to Buyer no later than five (5) days prior to the Closing Date, setting forth Sellers’ good faith estimate of each adjustment to the Purchase Price and the calculations of such adjustments in accordance with

Article 3. Buyer will have three (3) days after receipt of the Preliminary Settlement Statement to review such statement and to object to any item therein by written notice to Sellers. To the extent reasonably requested by Buyer and reasonably available to Sellers, Sellers shall provide any data and documentation supporting the calculations set forth in the Preliminary Settlement Statement. Buyer’s notice will clearly identify any item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Closing Purchase Price to be paid at the Closing no later than one (1) Business Day prior to Closing. If the Parties do not agree by that date, Sellers’ good faith estimate shall be used to determine the adjustments to the Purchase Price. If Buyer does not provide written objection(s) within the three (3) day period, the Parties will treat the Preliminary Settlement Statement as correct and agreed for purposes of determining the Closing Purchase Price.

16.2    Final Settlement Statement.

16.2.1    After the Closing, Sellers will prepare, in accordance with this Agreement, a settlement statement (“Final Settlement Statement”), and deliver a copy to Buyer no later than 90 days after the Closing Date, setting forth its determination of each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with Article 3. Buyer will have 30 days after receipt of the Final Settlement Statement to review such statement and to object to any item therein by written notice to Sellers. To the extent reasonably requested by any Party and reasonably available to the other Parties, all Parties shall provide any data and documentation supporting the preparation of, and calculations set forth in, the Final Settlement Statement. Buyer’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 30 day period, the Parties will treat the Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment. If Buyer timely objects, the Parties will treat the Final Settlement Statement as correct with respect to the items not objected to, and Buyer and Sellers will meet to negotiate and resolve the objections within 15 days of Sellers’ receipt of Buyer’s objections. If the Parties agree on all objections, the Parties will treat the adjusted Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, upon either Party’s written request, be resolved by arbitration in accordance with Section 16.2.2.

16.2.2    If the Parties do not agree upon the Final Settlement Statement, the Parties will promptly submit the disputed matters to the Independent Accounting Firm, which will act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. Absent manifest error, the Independent Accounting Firm will determine the Final Purchase Price by selecting, with respect to each item in dispute, an amount equal to the Sellers’ position or the Buyer’s position. The Independent Accounting Firm will act for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The Independent Accounting Firm’s decision will be final and binding on the Parties and shall not be subject to appeal or further review. Any court of competent jurisdiction may enforce the decision against either Party. The Parties will bear the costs and expenses of such arbitrator 50% by Sellers (collectively) and 50% by Buyer.

16.2.3    If the Final Purchase Price is more than the Closing Purchase Price, Buyer will pay such difference to Sellers via wire transfer to an account specified by Sellers, in immediately available funds, within five (5) Business Days after the Final Settlement Statement has been agreed by the Parties or decided by arbitration, as applicable. If the Final Purchase Price is less than the Closing Purchase Price, Sellers will pay such difference to Buyer via wire transfer to an account specified by Buyer, in immediately available funds, within five (5) Business Days after the Final Settlement Statement has been agreed by the Parties or decided by arbitration, as applicable.

16.3    Post-Closing Revenues. Except as expressly provided otherwise in this Agreement, Buyer shall pay to Sellers any and all amounts received after Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are fairly attributable to the ownership of the Properties prior to the Effective Time. Except as expressly provided otherwise in this Agreement, Sellers shall pay to Buyer any and all amounts received after Closing by any Seller (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are fairly attributable to the ownership of the Properties on or after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within 15 Business Days after the end of the month in which such amounts were received by the Party responsible for payment and no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.

16.4    Post-Closing Expenses. Except as expressly provided otherwise in this Agreement, Sellers shall reimburse Buyer for any and all costs and expenses paid after Closing by Buyer that are fairly attributable to the ownership of the Properties prior to the Effective Time, but solely to the extent (i) such costs and disbursements should have been accounted for in the Preliminary Settlement Statement or the Final Settlement Statement as adjustments to the Purchase Price pursuant to Article 3 and (ii) not duplicative of any adjustments to the Purchase Price already made pursuant to Article 3 or disputed and finally resolved by the Independent Accounting Firm pursuant to Section 16.2.2. Except as expressly provided otherwise in this Agreement, Buyer shall reimburse Sellers for any and all costs and expenses paid after Closing by any Seller that are fairly attributable to the ownership of the Properties on or after the Effective Time, but solely to the extent (i) such costs and expenses should have been accounted for in the Preliminary Settlement Statement or Final Settlement Statement as adjustments to the Purchase Price pursuant to Article 3 and (ii) not duplicative of any adjustments to the Purchase Price already made pursuant to Article 3 or disputed and finally resolved by the Independent Accounting Firm pursuant to Section 16.2.2. The Party responsible for the payment of such costs and expenses shall reimburse the other Party within 15 Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.

16.5    Audits. Subject to and in coordination with Section 19.4, (i) Seller Group shall have the right to conduct, control and participate in audits related to joint operations provided for under any operating or other agreement relating to the Properties in accordance with the terms thereof to the extent any such audit relates to the period of time prior to the Effective Time and is not subject to clause (ii) below or related to periods starting prior to the Effective Time and ending after the Effective Time, (ii) after the Closing, Buyer Group shall have the right to conduct, control and participate in audits related to joint operations provided for under any operating or other agreement relating to the Properties in accordance with the terms thereof to the extent any such audit relates to the period of time on or after the Effective Time and (iii) no audit Claim of Seller Group or Buyer Group related to joint operations under any operating or other agreement relating to the Properties in accordance with the terms thereof is waived or released by Seller Group or Buyer Group under this Agreement, nor shall any indemnity in this Agreement affect any such audit Claim by Seller Group or Buyer Group related to joint operations under any operating or other agreement relating to the Properties in accordance with the terms thereof to the extent any such audit relates to the period prior to the Closing Date.

ARTICLE 17

CERTAIN POST-CLOSING COVENANTS

17.1    Further Assurances. After the Closing, the Parties will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out its obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto, including the Operative Documents. Without limiting the generality of the foregoing, after the Closing, Sellers will promptly execute and deliver, or cause to be executed and delivered, at Sellers’ expense, to Buyer all instruments of transfer, powers of attorney and other documents, in addition to those otherwise required by this Agreement, as may be required by Buyer in form and substance reasonably satisfactory to Buyer, and take all other action necessary or advisable, to (i) vest in Buyer (or the applicable Drilling Partnership) title to, or rights, privileges, powers and franchises in, the Properties in accordance with this Agreement, and (ii) perfect or confirm and record the sale to Buyer of the Properties. Sellers will use Commercially Reasonable Efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement.

17.2    Delivery of Records by Sellers. Within ten (10) days after Closing, Sellers will deliver to Buyer the originals of all Records, except that Sellers may retain (i) the originals of all Records which are related to properties other than the Properties being sold herein, in which case Sellers will deliver duplicate copies of any such retained originals to Buyer, and (ii) the originals of all accounting Records, in which case Sellers will deliver duplicate copies of any such retained originals which relate to the Properties to Buyer. For a period of three (3) years after the date of Closing, Buyer will retain the Records delivered to it pursuant hereto and will make such Records available to Sellers upon reasonable notice at Buyer’s offices at reasonable times and during office hours.

17.3    Use of Sellers’ Name. Buyer agrees that within 90 days after Closing it will remove or cause to be removed the names and marks of Sellers or their Affiliates, “Atlas Energy”, “Titan Energy” or and/or all variations and derivatives thereof and logos relating thereto from the Properties of which they have assumed operations and will not thereafter make any use whatsoever of such names, marks and logos.

17.4    Suspense Funds. Within 90 days after the Closing, Sellers will provide to Buyer a listing showing all funds from production attributable to the Properties that are currently held in suspense by Sellers or any of the Drilling Partnerships. At Closing, each Seller will assign to Buyer all of its rights in and to such suspense funds existing as of the Effective Time by way of an adjustment to the Purchase Price pursuant to Article 3 (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the Final Settlement Statement contemplated by Section 16.2). After such transfer, Buyer will be responsible for proper distribution of all the suspense funds attributable to the Properties to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless each Seller from and against any and all Claims arising out of or relating to Buyer’s retention or distribution of such suspense funds to the extent of the amount by which the Purchase Price was adjusted pursuant to this Section 17.4. Notwithstanding the foregoing, this Section 17.4 shall not apply to any suspense funds that are or were required by Laws to be escheated to Governmental Authorities prior to or as of the Closing.

17.5    Imbalances. Within 90 days after the Closing, Sellers will transfer to Buyer any and all documentation in Sellers’ or their Affiliates’ possession necessary for Buyer to administer the Imbalances. Sellers’ will administer the Imbalances prior to such time pursuant to the Transition Services Agreement.

17.6    Financial Information. Prior to and following Closing, each Seller shall use its Commercially Reasonable Efforts to cause its respective accountants, counsel, agents and other third parties to cooperate with Buyer and its representatives in connection with the preparation by Buyer of financial statements and other financial data related to the Properties (collectively, the “Financial Statements”) that may be required in order for Buyer or its affiliates to comply with its obligations under the applicable rules of any stock exchange, including without limitation, the AIM Rules for Companies issued by the London Stock Exchange (collectively, “Exchange Laws”). In addition, prior to and following Closing, each Seller shall use its Commercially Reasonable Efforts to provide Buyer with any reserve evaluation material covering the Properties in such Seller’s possession that may be required in order for Buyer or its affiliates to comply with its obligations under any Exchange Laws. Prior to and following Closing, each Seller shall give Buyer and its representatives reasonable access during normal business hours to the financial data and other records necessary for the preparation of the Financial Statements. Buyer shall reimburse such Seller for all reasonable and documented fees, costs and expenses which any Seller would not have incurred but for such Seller’s obligations under this Section. Each Seller’s obligations under this Section shall terminate 18 months following Closing.

17.7    Uniontown Purchase.

17.7.1    180 days following the Closing Date, Buyer shall purchase, and Sellers shall cause Atlas Noble, LLC and its Affiliates (collectively, “Atlas Noble”) to sell, substantially all of the assets of Atlas Noble located at those certain office facilities located at 3500 Massillon Road, Suite 100, Uniontown, Ohio 44685 (the “Uniontown Office”) pursuant to a Bill of Sale, Assignment and Conveyance, substantially in the form attached hereto as Exhibit H (the “Uniontown Acquisition”). Sellers shall convey the assets associated with the Uniontown Acquisition to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

17.7.2    The (i) purchase price for the Uniontown Acquisition shall be equal to the amount Sellers will be required to pay employees based in the Uniontown Office in severance payments (consistent with Sellers’ prior practices and as disclosed on Schedule 7.16) made available to, and not hired by, Buyer when the Uniontown Acquisition is consummated and (ii) Sellers shall reimburse Buyer for 50% of the rental payments under the lease agreement related to the Uniontown Office until December 31, 2020 and such reimbursement shall be paid by Sellers to Buyer on a monthly basis. Sellers shall have the right to sublease up to 50% of the square footage of the Uniontown Office until December 31, 2020.

17.7.3    No later than 90 days following the Closing Date, Sellers shall provide Buyer with a list of all employees (including such employee’s name, position, location, and compensation information) of Sellers or their Affiliates at the Uniontown Office who may be considered for employment by Buyer or its Affiliate (collectively, the “Uniontown Employees”). With respect to the hiring and transfer of the Uniontown Employees, Sections 11.1.2, 11.1.3, 11.1.4, 11.2, 11.4 and 11.6 shall be incorporated mutatis mutandis into this Section 17.7.3.

17.7.4    In the event that any actions or inactions taken by Buyer in the selection and hiring process outlined in Section 17.7.3, results in any WARN Obligations, Buyer shall be solely responsible and shall indemnify Seller for any such WARN Obligations.

17.7.5    At Sellers’ sole election, contemporaneously with the Uniontown Acquisition, Buyer shall execute, and Sellers shall cause Titan Energy Operating, LLC (“Titan Operating”) to execute, a transition services agreement, substantially in the form of Exhibit E (the “Uniontown TSA”), whereby, for a period of ninety (90) days following the closing of the Uniontown Acquisition (the “Initial Uniontown Term”), Buyer (as service provider) shall provide to Titan Operating (as service recipient) any and all Services (as defined therein) related to accounting, IT and tax Services (as defined therein) that Titan Operating provided to Buyer from the Uniontown Office for the 180 day period immediately prior to the Uniontown Acquisition. Such Services (as defined in the Uniontown TSA) shall be performed by Buyer on the same terms and conditions (including the performance standard and monthly costs) that Titan Operating performed the Services (as defined in the Uniontown TSA) for Buyer for the 180 day period immediately prior to the Uniontown Acquisition. Titan Operating may extend the Initial Uniontown Term by an additional 90 days, upon no less than ten (10) days prior written notice to Buyer.

ARTICLE 18

INDEMNIFICATION

18.1    Sellers’ Indemnity. After Closing, Sellers will, jointly and severally, release, defend, indemnify and hold harmless Buyer Group, subject to and in accordance with this Article 18,

from and against any and all Claims brought against or suffered by Buyer Group arising from, relating to or connected with, directly or indirectly, any of the following:

18.1.1    any breach of the representations and warranties of Sellers in this Agreement (without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty);

18.1.2    any breach of any covenant set forth in this Agreement; and

18.1.3    Sellers’ Retained Liabilities.

18.2    Limitations on Sellers’ Indemnity.

18.2.1    Sellers shall have no obligation to indemnify Buyer Group for any Claims arising pursuant to Sections 18.1.1 or 18.1.2 with respect to which Buyer has not delivered written notice thereof to Sellers within one (1) year after Closing.

18.2.2    With respect to Sellers’ indemnification obligations under Section 18.1.1 Sellers shall have no obligation to indemnify Buyer Group:

(i)    with respect to any individual Claim of less than $100,000, provided that if a Claim exceeds such amount, then the entire amount of such Claim shall be indemnifiable under this Article 18 and shall be counted towards the threshold set forth in Section 18.2.2(ii); and

(ii)    unless and until the amount of aggregate Claims for which indemnification is permitted pursuant to Section 18.2.2(i) exceeds three percent (3%) of the unadjusted Purchase Price, and then Sellers shall be obligated to indemnify Buyer Group only to the extent of the amount by which such aggregate Claims exceeds three percent (3%) of the unadjusted Purchase Price.

18.2.3    Sellers’ aggregate indemnification liability under Section 18.1.1 shall be limited to an amount equal to 15% of the unadjusted Purchase Price.

18.2.4    Notwithstanding any provision of this Agreement to the contrary, Section 18.2.1, Section 18.2.2 and Section 18.2.3 shall not apply to Sellers’ indemnification obligations for any breach of Sellers’ (i) representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.7, Section 7.18 and Section 7.28, which shall survive Closing indefinitely, (ii) representations and warranties in Section 7.15 and covenants with respect to Taxes in Article 19, which shall survive the Closing for the applicable statute of Tax limitations plus 30 days, and (iii) covenants in Article 17, which shall survive the Closing in accordance with their respective terms.

18.2.5    Notwithstanding anything to the contrary contained in this Article 18, for the purposes of determining if there has been a loss resulting from the breach of any representation or warranty hereunder and the amount of the Claims in respect thereof, the representations and warranties shall, for purposes of this Article 18, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty.

18.2.6    Sellers’ aggregate indemnification liability under this Agreement shall be limited to an amount equal to the Purchase Price.

18.2.7    Sellers shall not be required to indemnify and hold harmless Buyer Group for any Claim pursuant to Section 18.1 to the extent the matter giving rise to such Claim was taken into account in the computation of the Final Purchase Price.

18.3    Survival of Sellers’ Representations and Warranties. The representations and warranties made by Sellers in this Agreement shall survive Closing for the period contemplated by Section 18.2.1 and Section 18.2.4, and shall be actionable during such period (but not thereafter, excluding claims made in good faith prior to the end of such period) in accordance with this Article 18.

18.4    Buyer’s Indemnity. Except to the extent of Sellers’ Indemnification Obligations set forth in Section 18.1, after Closing, Buyer will release, defend, indemnify and hold harmless Seller Group, subject to and in accordance with this Article 18, from and against any and all Claims brought against or suffered by Seller Group arising from, relating to or connected with, directly or indirectly, any of the following:

18.4.1    any breach of the representations and warranties of Buyer in this Agreement (without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty);

18.4.2    any breach of any covenant set forth in this Agreement; and

18.4.3    the Assumed Liabilities.

18.5    Limitations of Warranties.

18.5.1    Except as otherwise set forth in this Agreement or in the Conveyance, the Properties are being sold by Sellers to Buyer without warranty of any kind, express, implied, or statutory. Without limiting the generality of the immediately preceding sentence and except as set forth in this Agreement, Sellers convey the Properties as-is, where-is and with all faults and expressly disclaim and negate any implied or express warranty of (i) merchantability, (ii) fitness for a particular purpose, (iii) conformity to models or samples of materials and (iv) freedom from redhibitory vices or defects. Except as otherwise set forth in this Agreement, Sellers also expressly disclaim and negate any implied or express warranty at common law, by statute or otherwise relating to the accuracy of any of the information furnished with respect to the existence or extent of reserves or the value of the Properties based thereon, the condition or state of repair of any of the Properties; this disclaimer and denial of warranty also extends to the express or implied representation or warranty as to the prices Buyer and Sellers are or will be entitled to receive from production of Hydrocarbons from the Properties, it being understood that all reserve, price and value estimates upon which Buyer has relied or is relying have been derived by the individual evaluation of Buyer. Buyer hereby waives any warranty or representation, express or implied, with respect to the accuracy, completeness or materiality of the information, reports, projections, materials, records, and data now, heretofore, or hereafter furnished or made available to Buyer in connection with the Properties, except as set forth in this Agreement (including any description of the quality or quantity of Hydrocarbon reserves (if any), production rates, recompletion opportunities, decline rates, pricing assumptions, ability or potential for production of Hydrocarbons from the Properties, Environmental Condition of the Properties, or any other matters contained in any other material furnished or made available to Buyer by Sellers or by any Sellers’ agent or representatives). Other than as set forth in this Agreement, any and all such information, reports, projections, materials, records, and data now, heretofore or hereafter furnished by Sellers is provided as a convenience only and any reliance on or use of same is at Buyer’s sole risk. Without limiting the foregoing, other than as set forth in this Agreement, Buyer hereby releases and disclaims any and all causes of action that Buyer may have against any Seller with respect to any Environmental Condition or any other rights that Buyer may have against any Seller pursuant to any Environmental Law, including any right of contribution or claim for response costs pursuant to CERCLA. With respect to the Surface Interests, Sellers expressly disclaim any representations or warranties that they are contiguous, that the Facilities lie within the Surface Interests, or that they grant the right to lay, maintain, repair, replace, operate, construction, or remove any Facilities. Subject to the provisions of this Agreement, if necessary, Buyer shall secure its own rights and permits to operate and maintain any Facilities on the land of others at its own expense. There are no warranties that extend beyond the face of this Agreement, the Conveyance and the Reorganization Wells Warranty.

18.5.2    Buyer acknowledges and affirms that it has reviewed the foregoing disclaimer and other provisions and agrees that such disclaimer and provisions are “conspicuous.”

18.6    Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 18 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the Claim, setting forth the particulars associated with the claim (including a copy of the written Claim, if any) as then known by the Indemnified Party (“Claim Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to promptly give such notice.

18.7    Defense of Claims. Within 30 days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the

Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the 30-day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (i) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party’s choice (reasonably acceptable to the Indemnified Party, which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (ii) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (iii) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (a) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (b) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (iv) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent. In instances where an actual conflict arises between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ separate counsel and participate in defense of a Claim and the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

18.8    Scope of Remedies. Upon the Closing (or any delayed closing if applicable), the indemnities set forth in this Agreement shall become the exclusive remedy under, arising out of or relating to this Agreement, whether based in contract, tort, strict liability, statute, common law or otherwise; provided, however, that the foregoing shall not in any way limit Sellers’ liability with respect to Sellers’ special warranty of title set forth in the Conveyance and in the Reorganization Wells Warranties. Notwithstanding the foregoing, nothing in this Section 18.8 is intended to limit the rights of the Parties under applicable Laws in the event of fraud or intentional misrepresentation.

18.9    Extent of Indemnification. Without limiting or enlarging the scope of the indemnification, defense, release, disclaimer and assumption provisions set forth in this Agreement, to the fullest extent permitted by Law, an Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article 18 in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such indemnification obligation is the result of the sole, active, passive, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), or other fault or violation of any Law of or by any such Indemnified Party, or any pre-existing defect; provided, that no such indemnification shall be applicable to the extent that gross negligence or willful misconduct of the Indemnified Party caused or contributed to the indemnifiable loss.

18.10    Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE 19

TAXATION

19.1    Responsible Party. All Taxes attributable to the ownership or operation of the Properties prior to the Effective Time are Sellers’ responsibility and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Sellers. All Taxes attributable to the ownership or operation of the Properties on or after the Effective Time (excluding Sellers’ income taxes, franchise taxes or margin taxes through Closing, and excluding income or capital gains taxes from the sale of the Properties) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer. Property Taxes not based on production shall be prorated based on a percentage of the assessment period occurring before the Effective Time. Property Taxes based on production (other than Severance Taxes) shall be deemed by the Parties to apply to production in the Tax period for which the Tax is levied. The Parties shall estimate all Taxes (excluding Sellers’ income taxes, franchise taxes or margin taxes) attributable to the ownership or operation of the Properties to the extent they relate to the period on and after the Effective Time and prior to Closing and incorporate such estimate into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement. All Tax Returns required to be filed with respect to the Properties and the Drilling Partnerships for a Taxable period ending prior to the Effective Time shall be filed by Sellers. Each Party shall consult in good faith with the other Party regarding any Tax Returns required to be filed by the other Party after the Effective Time that include periods starting before the Effective Time and ending after the Effective Time. Unless required by applicable Law, (i) no amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by or with respect to the Properties and (ii) no Tax election shall be made what has retroactive effect on or with respect to Sellers or the Properties for any Pre-Closing Tax period, without the prior written consent of Sellers.

19.2    Transfer Taxes. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Sellers and Buyer that the Purchase Price excludes any sales taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Sellers will use Commercially Reasonable Efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”). If a determination is ever made that a Transfer Tax applies, Buyer will bear such Transfer Tax. If a determination is made that a Transfer Tax results from the Reorganization, Sellers will bear such Transfer Tax.

19.3    Allocation of Values. Sellers and Buyer agree that the transaction under this Agreement is subject to the reporting requirement of Code Section 1060 and, therefore IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is required to be and will be filed for this transaction. No later than 30 days after receipt of the Final Settlement Statement, Sellers will prepare a draft Form 8594 and deliver a copy thereof to Buyer. Thereafter, Sellers and Buyer will confer and cooperate in good faith in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any Taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party in good faith and keep the other Party apprised of material developments concerning resolution of such dispute.

19.4    Tax Contests. Each Party shall have the right, at its sole expense, to control any audit or examination by any Taxing authority, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes (“Tax Contest”) for any periods for which such Party has sole responsibility under this Agreement (treating, solely for this purpose, all of the Sellers as a single party). If a Tax Contest relates to Taxes and periods for which both the Buyer and one or more Sellers are so responsible, the Parties will consult in good faith to determine whether joint control can be effected (or if not which Party has the greater amount at risk for such periods and thus should control) and how to keep all Parties informed of all developments. Each non-controlling Party agrees to cooperate with the controlling Party with respect to any Tax Contest, as and to the extent reasonably requested by such controlling Party, and shall furnish or cause to be furnished to such controlling Party, upon request, as promptly as practicable and at the controlling Party’s expense, such information and assistance relating to such Tax Contest (including access to books and records) as is reasonably necessary for the preparation for any Tax Contest. The controlling Party shall not settle, compromise or otherwise resolve any audit, examination, assessment or other adjustment or proposed adjustment relating to any Taxes for which another Party has any responsibility under this Agreement without such other Party’s prior written consent, which shall not be unreasonably withheld.

ARTICLE 20

MISCELLANEOUS

20.1    Notice. All notices required or permitted under this Agreement must be in writing and delivered personally, by email (with written confirmation of delivery) or by certified mail, postage prepaid and return receipt requested as follows:

Sellers:	Atlas Energy Group, LLC 3500 Massillon Road, Suite 100 Uniontown, OH 44685 Attention: Joel S. Heiser Email: jheiser@atlasenergy.com with a copy to: Atlas Energy Group, LLC 1845 Walnut Street, Suite 1000 Philadelphia, PA 19103 Attention: Lisa Washington Email: lwashington@atlasenergy.com with a copy (which shall not constitute notice) to: Jones Day 717 Texas, Suite 3300 Houston, TX 77002 Attention: Omar Samji Email: osamji@jonesday.com
Buyer:	If to Buyer: Diversified Oil & Gas, LLC Post Office Box 381087 Birmingham, AL 35238 Attention: Robert R. Hutson, Jr. Email: bgray@divresinc.com with a copy (which shall not constitute notice) to: Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North, Suite 2400 Birmingham, AL 35203 Attention: Jim McLaughlin Email: jmclaughlin@maynardcooper.com or to such other place within the United States of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail will be effective on the date of actual receipt at the appropriate address or on the date receipt is rejected at such address.

20.2    Governing Law. This Agreement, the obligations of the Parties under this Agreement and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to apply. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Harris County of the State of Texas, and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.

20.3    Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the preceding sentence, except as permitted below, prior to Closing neither Party may assign this Agreement or its rights under this Agreement or delegate any performance obligations under this Agreement without the other Party’s written consent, which will not be unreasonably withheld. Buyer will, without the obligation to obtain the prior written consent of Sellers but with the obligation to provide contemporaneous or prior notice to Sellers, be entitled to assign this Agreement or all or any part of its respective rights or and delegate its respective performance obligations under this Agreement to one or more Affiliates of Buyer, but no such assignment will release or discharge Buyer from any of its obligations as the “Buyer” under this Agreement or any certificate, document, instrument or writing delivered pursuant hereto. Any purported assignment or delegation in violation of this Section 20.3 will provide the non-assigning Party the right to void the assignment ab initio.

20.4    Entire Agreement. This Agreement, together with (i) the Exhibits and Schedules hereto, (ii) the certificates, documents, instruments and writings that are delivered pursuant hereto, (iii) the Reorganization Documents, and (iv) the Confidentiality Agreement, dated January 25, 2017, between Titan Energy Operating, LLC and Four Pines Minerals, LLC (the “Confidentiality Agreement”), constitute the entire, complete and exclusive agreement and understanding of the Parties in respect of its respective subject matters and expressly supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither Party has relied upon a statement, representation, warranty or agreement of the other Party except for those expressly contained in this Agreement.

20.5    Amendment; Waiver. No amendment, modification, replacement, rescission, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and each Seller. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant under this Agreement or course of dealing between the Parties, whether intentional or not, will extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising because of any prior or subsequent such occurrence. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy.

20.6    Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

20.7    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement. The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. All references to “$” or

“dollars” shall be deemed references to U.S. dollars. Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. Unless expressly provided to the contrary, the word “or” is not exclusive. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. References herein to any Section or Article are references to a Section or Article of this Agreement unless the context clearly requires otherwise.

20.8    Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

20.9    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which the Parties will treat as an original but all of which together will constitute one and the same instrument. The signatures of all the Parties need not appear on the same counterpart and delivery of an executed counterpart signature page of this Agreement (including by means of facsimile or email attaching a copy in portable document format (.pdf)) will be equally as effective as delivery of an original executed counterpart of this Agreement in the presence of the other Party. This Agreement is effective on the delivery of one (1) executed counterpart from each Party to the other Party.

20.10    Expenses and Fees. Except as expressly set forth herein, each Party will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Sellers will be solely responsible for all costs and expenses of the Reorganization. Buyer will be responsible for the cost of all fees for the recording of transfer documents. The Party incurring any other costs will bear them.

20.11    Limitation on Damages. NOTWITHSTANDING ANY TERM OR PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY WAS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE HEREUNDER.

20.12    Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than Buyer or Sellers or their respective permitted successors and assigns to any rights under this Agreement, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Seller Group, Buyer Group or another Person, in which case members of such groups and such other Persons are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions and are bound by the procedures and limitations therein. The immediately preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought and administered by a Party to this Agreement. Each Party may elect to exercise or not exercise the indemnification and defense rights under this Agreement on behalf of any member of Seller Group or Buyer Group, as applicable, and no member of any such group shall have any rights under this Agreement except to the extent exercised on its or his behalf by Sellers or Buyer, as the case may be.

20.13    Survival of Certain Obligations. Except as expressly provided otherwise in this Agreement, (i) waivers, disclaimers, releases and obligations of indemnity and defense contained in this Agreement will survive the Closing in accordance with their terms, and (ii) to the extent performable after Closing, covenants contained in this Agreement (including any covenants set forth in Article 9 and Article 17) will survive Closing.

20.14    Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the transfer and conveyance of the Properties. For the avoidance of doubt, the term “bulk transfer laws” in this Section 20.14 shall not include any tax clearance or similar provisions.

20.15    Schedules. Any matter disclosed in any Section of the Schedules shall be considered disclosed with respect to each other Section of this Agreement to the extent the relevance thereto is reasonably apparent on its face. The inclusion of information in any Section of the Schedules shall not be construed as an admission that such information is material or that such matter actually constitutes compliance with, or a violation of, any Law, Permit, Contract or Lease or other topic to which such disclosure is applicable.

20.16    Conspicuousness. Each of the Parties hereto specifically acknowledges and agrees (i) that it has a duty to read this Agreement and that it is charged with notice and knowledge of the terms hereof, and (ii) that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement. Each Party hereto further agrees that it will not contest the validity or enforceability of any such provisions of this Agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not “conspicuous”. The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” or in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

20.17    Sellers’ Representative. Each of the Sellers hereby irrevocably confirm, designate and appoint Betsy Toney, and to the extent she is not available, Joel Heiser, as their representative, agent and attorney-in-fact, with exclusive power and authority to act for and on behalf of each Seller in connection with its rights and obligations in this Agreement. This appointment and grant of authority to Betsy Toney, and to the extent she is not available, Joel Heiser will be binding upon the legal representatives, successors and assigns of each Seller. All actions and decisions of Betsy Toney, and to the extent she is not available, Joel Heiser in connection with this Agreement will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest such actions or decisions.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLERS:

ATLAS ENERGY TENNESSEE, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

ATLAS PIPELINE TENNESSEE, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

ATLAS NOBLE, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

VIKING RESOURCES, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

RESOURCE ENERGY, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

ATLAS RESOURCES, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	Chief Operating Officer

REI-NY, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

RESOURCE WELL SERVICES, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

ATLAS ENERGY OHIO, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	President

Solely with respect to Section 7.16, Section 7.17, Article 11, Article 20 and Article 18 (to the extent related to employee or ERISA-related matters):

ATLAS ENERGY GROUP, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	Senior Vice President

BUYER:

DIVERSIFIED ENERGY, LLC

By:	/s/ Robert Hutson, Jr.
Name:	Robert Hutson, Jr.
Title:	CEO